                             AGREEMENT AND PLAN OF MERGER


                                     BY AND AMONG



                                     PRONET INC.,



                                PRONET SUBSIDIARY, INC.


                                         AND


                            TELETOUCH COMMUNICATIONS, INC.






                              DATED AS OF APRIL 15, 1996

                                  TABLE OF CONTENTS
                                                                        PAGE
                                                                        ----

ARTICLE I.    THE MERGER................................................   1
      SECTION 1.01.  The Merger.........................................   1
      SECTION 1.02.  The Closing........................................   2
      SECTION 1.03.  Effective Time.....................................   2
      SECTION 1.04.  Effect of the Merger...............................   2
      SECTION 1.05.  Certificate of Incorporation; Bylaws...............   2
      SECTION 1.06.  Directors and Officers.............................   2

ARTICLE II.   CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES........   2
      SECTION 2.01.  Merger Consideration; Conversion and Cancellation
                      of Securities.....................................   2
      SECTION 2.02.  Payment for Company Common Stock; Surrender of
                      Certificates......................................   5
      SECTION 2.03.  Stock Transfer Books...............................   8
      SECTION 2.04.  Dissenters' Rights.................................   8

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.............   9
      SECTION 3.01.  Organization and Qualification; Subsidiaries.......   9
      SECTION 3.02.  Certificate of Incorporation and Bylaws............   9
      SECTION 3.03.  Capitalization.....................................  10
      SECTION 3.04.  Authority..........................................  12
      SECTION 3.05.  No Conflict; Required Filings and Consents.........  12
      SECTION 3.06.  Permits; Compliance................................  13
      SECTION 3.07.  Reports; Financial Statements......................  14
      SECTION 3.08.  Absence of Certain Changes or Events...............  15
      SECTION 3.09.  Absence of Litigation..............................  16
      SECTION 3.10.  Employee Benefit Plans; Labor Matters..............  16
      SECTION 3.11.  Taxes..............................................  17
      SECTION 3.12.  Affiliates.........................................  18
      SECTION 3.13.  Certain Business Practices.........................  18
      SECTION 3.14.  Properties.........................................  18
      SECTION 3.15.  Intellectual Rights................................  19
      SECTION 3.16.  Pagers.............................................  19
      SECTION 3.17.  Insider Interests..................................  19
      SECTION 3.18.  Contracts and Agreements...........................  19
      SECTION 3.19.  Vote Required......................................  20
      SECTION 3.20.  Brokers............................................  20
      SECTION 3.21.  Opinion of Financial Advisor.......................  20

ARTICLE IV.   REPRESENTATIONS AND WARRANTIES OF THE PRONET COMPANIES....  20
      SECTION 4.01.  Organization and Qualification; Subsidiaries.......  20

                                                                        PAGE
                                                                        ----
     SECTION 4.02.   Certificate of Incorporation and Bylaws............  21
     SECTION 4.03.   Capitalization.....................................  21
     SECTION 4.04.   Authority..........................................  23
     SECTION 4.05.   No Conflict; Required Filings and Consents.........  23
     SECTION 4.06.   Permits; Compliance................................  24
     SECTION 4.07.   Reports; Financial Statements......................  25
     SECTION 4.08.   Absence of Certain Changes or Events...............  26
     SECTION 4.09.   Absence of Litigation..............................  26
     SECTION 4.10.   Employee Benefit Plans; Labor Matters..............  26
     SECTION 4.11.   Taxes..............................................  27
     SECTION 4.12.   Properties.........................................  28
     SECTION 4.13.   Pagers.............................................  29
     SECTION 4.14.   Vote Required......................................  29
     SECTION 4.15.   Brokers............................................  29
     SECTION 4.16.   Opinion of Financial Advisor.......................  29

ARTICLE V.   COVENANTS..................................................  29
     SECTION 5.01.   Affirmative Covenants of the Company...............  29
     SECTION 5.02.   Affirmative Covenants of ProNet....................  30
     SECTION 5.03.   Negative Covenants of the Company..................  32
     SECTION 5.04.   Negative Covenants of ProNet.......................  35
     SECTION 5.05.   Access and Information.............................  36

ARTICLE VI.  ADDITIONAL AGREEMENTS......................................  37
     SECTION 6.01.   Presentation to Stockholders.......................  37
     SECTION 6.02.   Registration Statement; Proxy Statement/Prospectus.  38
     SECTION 6.03.   Appropriate Action; Consents; Filings..............  39
     SECTION 6.04.   Affiliates; Tax Treatment..........................  41
     SECTION 6.05.   Public Announcements...............................  41
     SECTION 6.06.   NASDAQ Listing.....................................  41
     SECTION 6.07.   State Takeover Statutes............................  41
     SECTION 6.08.   Assumption of Obligations to Issue Stock...........  42
     SECTION 6.09.   Merger Sub.........................................  43
     SECTION 6.10.   Indemnification and Insurance......................  43
     SECTION 6.11.   Comfort Letters....................................  46

ARTICLE VII. CLOSING CONDITIONS.........................................  47
     SECTION 7.01.   Conditions to Obligations of Each Party Under
                      This Agreement....................................  47
     SECTION 7.02.   Additional Conditions to Obligations of the
                      ProNet Companies..................................  48
     SECTION 7.03.   Additional Conditions to Obligations of the
                      Company...........................................  48

ARTICLE VIII. TERMINATION, AMENDMENT AND WAIVER.........................  49
     SECTION 8.01.   Termination........................................  49
     SECTION 8.02.   Effect of Termination..............................  52
     SECTION 8.03.   Amendment..........................................  52

                                                                        PAGE
                                                                        ----
     SECTION 8.04.   Waiver.............................................  52
     SECTION 8.05.   Fees, Expenses and Other Payments..................  52

ARTICLE IX.  GENERAL PROVISIONS.........................................  54
     SECTION 9.01.   Effectiveness of Representations, Warranties
                      and Agreements....................................  54
     SECTION 9.02.   Notices............................................  55
     SECTION 9.03.   Certain Definitions................................  56
     SECTION 9.04.   Headings...........................................  57
     SECTION 9.05.   Severability.......................................  57
     SECTION 9.06.   Entire Agreement...................................  58
     SECTION 9.07.   Assignment.........................................  58
     SECTION 9.08.   Parties in Interest................................  58
     SECTION 9.09.   Failure or Indulgence Not Waiver; Remedies
                      Cumulative........................................  58
     SECTION 9.10.   Governing Law......................................  58
     SECTION 9.11.   Counterparts.......................................  58
     SECTION 9.12.   Specific Performance...............................  58

EXHIBITS

     Exhibit A       Form of Company Affiliate Letter

                            AGREEMENT AND PLAN OF MERGER

    THIS AGREEMENT AND PLAN OF MERGER, dated as of April 15, 1996 (this "AGREEMENT"), is by and among PRONET INC., a Delaware corporation ("PRONET"), PRONET SUBSIDIARY, INC., a Delaware corporation and direct wholly owned subsidiary of ProNet ("MERGER SUB"), and TELETOUCH COMMUNICATIONS, INC., a Delaware corporation (the "COMPANY"). ProNet and Merger Sub are sometimes collectively referred to herein as the "PRONET COMPANIES."

    WHEREAS, the Company, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware ("DELAWARE LAW"), will merge with and into Merger Sub (the "MERGER");

    WHEREAS, the Board of Directors of the Company has determined that the Merger is consistent with and in furtherance of the long-term business strategy of the Company and is fair to, and in the best interests of, the Company and its stockholders, has approved and adopted this Agreement and the transactions contemplated hereby, and has recommended approval and adoption of this Agreement by the stockholders of the Company;

    WHEREAS, the Board of Directors of ProNet has determined that the Merger is consistent with and in furtherance of the long-term business strategy of ProNet and is fair to, and in the best interests of, ProNet and its stockholders, has approved and adopted this Agreement and the transactions contemplated hereby, and has recommended approval and adoption of this Agreement by the stockholders of ProNet;

    WHEREAS, the Board of Directors of Merger Sub has approved and adopted this Agreement and the transactions contemplated hereby, and has recommended approval and adoption of this Agreement by its stockholder; and

    WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "CODE").

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

                                  ARTICLE I.

                                  THE MERGER

    SECTION 1.01. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Delaware Law, at the Effective Time (as defined in Section 1.03 of this Agreement), the Company shall be merged with and into Merger Sub. As a result of the Merger, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving corporation of the Merger (the "SURVIVING CORPORATION"). The name of the Surviving Corporation shall be "TELETOUCH COMMUNICATIONS, INC."

    SECTION 1.02. THE CLOSING. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "CLOSING") shall take place (a) at the offices of Vinson & Elkins L.L.P., 3700 Trammell Crow Center, 2001 Ross Avenue, Dallas, Texas, at 9:00 a.m., local time, on the second business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in Article VII shall be fulfilled or waived in accordance herewith (other than conditions with respect to actions the respective parties hereto will take at the Closing), subject to the provisions of Section 8.01(i) hereof, or (b) at such other time, date or place as ProNet and the Company may agree. The date on which the Closing occurs is hereinafter referred to as the "CLOSING DATE."

    SECTION 1.03. EFFECTIVE TIME. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in
Article VII of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with the relevant provisions of, Delaware Law (the date and time of the completion of such filing being the "EFFECTIVE TIME").

    SECTION 1.04. EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, obligations, liabilities and duties of each of Merger Sub and the Company shall become the debts, obligations, liabilities and duties of the Surviving Corporation.

    SECTION 1.05. CERTIFICATE OF INCORPORATION; BYLAWS. At the Effective Time, the Certificate of Incorporation and the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and the Bylaws of the Surviving Corporation.

    SECTION 1.06. DIRECTORS AND OFFICERS. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                                 ARTICLE II.

              CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

    SECTION 2.01. MERGER CONSIDERATION; CONVERSION AND CANCELLATION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of the ProNet Companies, the Company or the holders of any of the Company's securities:

         (a) Subject to the other provisions of this Article II, each share of common stock, par value $.001 per share, of the Company ("COMPANY COMMON STOCK") issued and outstanding immediately prior to the Effective Time (excluding any Company Common Stock described in Section 2.01(g) of this Agreement) and held of record or beneficially by the entities and individuals listed on Annex A attached hereto (the "AFFILIATED STOCKHOLDERS") shall be converted into the right to receive that fraction of one fully paid and nonassessable share of common stock, par value $.01 per share, of ProNet ("PRONET COMMON STOCK") equal to the quotient obtained by dividing $5.00 by the Average Closing Price (as hereinafter defined) (such quotient referred to herein as the "AFFILIATED STOCKHOLDER COMMON STOCK EXCHANGE RATIO"); PROVIDED, HOWEVER, that if the Average Closing Price is greater than $26.94, then the Affiliated Stockholder Common Stock Exchange Ratio shall be 0.1856; PROVIDED FURTHER, that if the Average Closing Price is less than $24.37 then the Affiliated Stockholder Common Stock Exchange Ratio shall be 0.20517; and PROVIDED FURTHER, that if ProNet exercises its Termination Blocking Option (as defined in Section 8.01(i) hereof), then the Affiliated Stockholder Common Stock Exchange Ratio shall be determined as provided in Section 8.01(i) hereof. "AVERAGE CLOSING PRICE" means the average closing transaction price of the ProNet Common Stock on The Nasdaq Stock Market (or such other quotation system or securities exchange on which the ProNet Common Stock is then quoted or listed) as reported by the Wall Street Journal for the 20 consecutive trading days beginning 22 trading days prior to the scheduled Closing Date as provided in Section 1.02 hereof. Holders of the shares of ProNet Common Stock issued in the Merger shall also have the right to receive for each share of ProNet Common Stock so issued one associated Series A Junior Participating Preferred Stock purchase right (a "RIGHT") in accordance with the Rights Agreement, dated as of April 5, 1995, between ProNet and Chemical Shareholder Services Group, Inc. References herein to the shares of ProNet Common Stock issuable in the Merger shall be deemed to include the associated Rights.

         (b) Subject to the other provisions of this Article II, each share of Company Common Stock (excluding any Company Common Stock described in
    Section 2.01(g) of this Agreement), other than shares of Company Common Stock held of record or beneficially by the Affiliated Stockholders, issued and outstanding immediately prior to the Effective Time shall be converted into that number of shares of ProNet Common Stock equal to the greater of
    (i) the number of shares of ProNet Common Stock payable to the Affiliated Stockholders for each share of Company Common Stock under Section 2.01(a) hereof and (ii) that fraction of one fully paid and nonassessable share of ProNet Common Stock equal to the quotient obtained by dividing $5.50 by the Average Closing Price (collectively, the "PUBLIC STOCKHOLDER COMMON STOCK EXCHANGE RATIO").

         (c) Subject to the other provisions of this Article II, each share of Series A 14% Cumulative Preferred Stock, par value $.001 per share, of the Company ("COMPANY SERIES A PREFERRED STOCK") issued and outstanding immediately prior to the Effective Time (excluding any Company Series A Preferred Stock described in Section 2.01(g) of this Agreement and any Dissenting Shares as defined in Section 2.04 of this Agreement) shall be converted into the right to receive cash in the amount of $1,000 per share plus all accrued but unpaid dividends on such share as of July 31, 1996 (the "SERIES A PREFERRED STOCK CONSIDERATION"), without any interest thereon.

         (d) Subject to the other provisions of this Article II, each share of Series B Preferred Stock, par value $.001 per share, of the Company ("COMPANY SERIES B PREFERRED STOCK") issued and outstanding immediately prior to the Effective Time (excluding any Company Series B Preferred Stock described in Section 2.01(g) of this Agreement and any Dissenting Shares) shall be converted into the right to receive that number of fully paid and nonassessable shares of ProNet Common Stock equal to six times the number of shares of ProNet Common Stock issuable upon the conversion of a share of Company Common Stock as provided in Section 2.01(a) of this Agreement (the "SERIES B PREFERRED STOCK EXCHANGE RATIO").

         (e) Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of ProNet Common Stock, Company Common Stock, Company Series A Preferred Stock or Company Series B Preferred Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Affiliated Stockholder Common Stock Exchange Ratio, the Public Stockholder Common Stock Exchange Ratio, the Series A Preferred Stock Consideration and the Series B Preferred Stock Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

         (f)  As a result of their conversion pursuant to subsections 2.01(a),
    (b), (c) and (d) all shares of Company Common Stock, Company Series A Preferred Stock and Company Series B Preferred Stock shall cease to be outstanding and shall automatically be canceled and retired. Each certificate previously evidencing Company Common Stock outstanding immediately prior to the Effective Time (other than Company Common Stock described in Section 2.01(g) of this Agreement) ("CONVERTED COMMON SHARES") shall thereafter represent, subject to Section 2.02(d) of this Agreement, the right to receive that number of shares of ProNet Common Stock determined pursuant to the Affiliated Stockholder Common Stock Exchange Ratio or the Public Stockholder Common Stock Exchange Ratio, as applicable, and, if applicable, the right to receive cash pursuant to Section 2.02(d) of this Agreement (the "AFFILIATED STOCKHOLDER COMMON STOCK CONSIDERATION" and the "PUBLIC STOCKHOLDER COMMON STOCKHOLDER CONSIDERATION," respectively, and together, the "COMMON STOCK CONSIDERATION" and, together with the Series A Preferred Stock Consideration and the Series B Preferred Stock Consideration (as hereinafter defined), the "MERGER CONSIDERATION"). Each certificate previously evidencing Company Series A Preferred Stock outstanding immediately prior to the Effective Time (other than Company Series A Preferred Stock described in Section 2.01(g) of this Agreement and any Dissenting Shares) (the "CONVERTED SERIES A PREFERRED SHARES") shall thereafter represent the right to receive cash in an amount equal to the product obtained by multiplying the number of shares of Company Series A Preferred Stock represented by such certificate by the Series A Preferred Stock Consideration. Each certificate previously evidencing Company Series B Preferred Stock outstanding immediately prior to the Effective Time (other than Company Series B Preferred Stock described in Section 2.01(g) of this Agreement and any Dissenting Shares) (the "CONVERTED SERIES B PREFERRED SHARES" and, together with the Converted Common Shares and the Converted Series A Preferred Shares, the "CONVERTED SHARES") shall thereafter represent, subject to Section 2.02(d) of this Agreement, the right to receive that number of shares of ProNet Common Stock determined pursuant to the Series B Preferred Stock Exchange Ratio and, if applicable, the right to receive cash pursuant to Section 2.02(d) of this Agreement
    (the "SERIES B PREFERRED STOCK CONSIDERATION"). The holders of certificates previously evidencing Converted Shares shall cease to have any rights with respect to such Converted Shares except the right to receive the Merger Consideration applicable thereto and as otherwise provided herein or by law. Such certificates previously evidencing Converted Common Shares or Converted Series B Preferred Shares shall be exchanged for certificates evidencing whole shares of ProNet Common Stock, and certificates representing Converted Series A Preferred Shares shall be exchanged for cash, in each case upon the surrender of such certificates in accordance with the provisions of Section 2.02 of this Agreement. No fractional shares of ProNet Common Stock shall be issued and, in lieu thereof, a cash payment shall be made pursuant to Section 2.02(d) of this Agreement.

         (g) Notwithstanding any provision of this Agreement to the contrary, each share of Company Common Stock, Company Series A Preferred Stock or Company Series B Preferred Stock held in the treasury of the Company and each share of Company Common Stock owned by ProNet or any direct or indirect wholly owned subsidiary of ProNet or of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

         (h) Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding.

    SECTION 2.02.  PAYMENT FOR COMPANY COMMON STOCK; SURRENDER OF CERTIFICATES.

         (a) EXCHANGE FUND. At or prior to the Effective Time, ProNet shall deposit, or cause to be deposited, with a bank or trust company designated by ProNet (the "EXCHANGE AGENT"), for the benefit of the holders of Converted Shares, for exchange in accordance with this Article II, through the Exchange Agent, (i) certificates evidencing a number of shares of ProNet Common Stock equal to the product of the Affiliated Stockholder Common Stock Exchange Ratio multiplied by the number of Converted Common Shares held of record or beneficially by the Affiliated Stockholders, (ii) certificates evidencing a number of shares of ProNet Common Stock equal to the product of the Public Stockholder Common Stock Exchange Ratio multiplied by the number of Converted Common Shares held of record or beneficially by stockholders other than the Affiliated Stockholders,
    (iii) certificates evidencing a number of shares of ProNet Common Stock equal to the product of Series B Preferred Stock Exchange Ratio multiplied by the number of Converted Series B Preferred Shares, (iv) cash in an amount equal to the product of the Series A Preferred Stock Consideration multiplied by the number of Converted Series A Preferred Shares, and
    (v) cash in an amount sufficient to provide for the payments to be made in lieu of issuing any fractional shares of ProNet Common Stock as provided in Section 2.02(d) of this Agreement. Additionally, subject to the provisions of subsection
    (e) of this Section 2.02, ProNet shall, if and when a payment date has occurred with respect to a dividend or distribution that has been declared subsequent to the Effective Time, deposit with the Exchange Agent an amount in cash (or property of like kind to that which is the subject of such dividend or distribution) equal to the dividend or distribution per share of ProNet Common Stock times the number of shares of ProNet Common Stock evidenced by certificates theretofore representing Converted Common Shares and certificates theretofore representing Converted Series B Preferred Shares that have not theretofore been surrendered for exchange in accordance with this Section 2.02. The certificates and cash (and property, if any) deposited with the Exchange Agent in accordance with this subsection 2.02(a) are hereinafter referred to as the "EXCHANGE FUND." The Exchange Agent shall, pursuant to irrevocable instructions, deliver ProNet Common Stock (and any dividends or distribution related thereto) and/or cash, as described above, in exchange for surrendered certificates pursuant to the terms of this Agreement out of the Exchange Fund.

         (b) EXCHANGE PROCEDURES. As soon as practicable after the Effective Time, ProNet shall cause the Exchange Agent to send to each record holder of Company Common Stock, Company Series A Preferred Stock and Company Series B Preferred Stock at the Effective Time (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing Company Common Stock, Company Series A Preferred Stock or Company Series B Preferred Stock (collectively, the "CERTIFICATES") shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and contain such other provisions as ProNet and the Company shall reasonably determine), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for, in the case of Certificates theretofore representing shares of Company Common Stock or Certificates theretofore representing shares of Company Series B Preferred Stock, certificates representing shares of ProNet Common Stock and, in the case of Certificates theretofore representing shares of Company Series A Preferred Stock, cash. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, in the case of Certificates theretofore representing shares of Company Common Stock or Company Series B Preferred Stock, as the case may be, a certificate representing that number of whole shares of ProNet Common Stock which such holder has the right to receive pursuant to the provisions of this Article II and, in the case of Certificates theretofore representing shares of Company Series A Preferred Stock, cash in the amount such holder has the right to receive pursuant to such provisions, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock or Company Series B Preferred Stock which is not registered in the transfer records of the Company, a certificate evidencing the proper number of shares of ProNet Common Stock may be issued to the transferee if the certificate evidencing the Company Common Stock or Company Series B Preferred Stock, as the case may be, shall be surrendered to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered for exchange in accordance with the provisions of Section 2.02 of this

    Agreement, each Certificate theretofore representing Converted Shares
    (other than shares of Company Common Stock, Company Series A Preferred
    Stock or Company Series B Preferred Stock to be canceled pursuant to
    Section 2.01(g) of this Agreement and any Dissenting Shares) shall from and after the Effective Time represent for all purposes only the right to receive the applicable Merger Consideration as set forth in this Agreement. If any holder of Converted Shares shall be unable to surrender such holder's Certificates because such Certificates have been lost or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity bond in form and substance and with surety reasonably satisfactory to ProNet. No interest shall be paid on any Merger Consideration payable to former holders of Converted Shares.

         (c) DISTRIBUTIONS WITH RESPECT TO PRONET COMMON STOCK. No dividends or other distributions declared or made after the Effective Time with respect to ProNet Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate theretofore representing shares of Company Common Stock or shares of Company Series B Preferred Stock with respect to any shares of ProNet Common Stock evidenced thereby, and no Merger Consideration shall be paid to any such holders until the holder of such certificate shall surrender such certificate theretofore representing shares of Company Common Stock or shares of Company Series B Preferred Stock. Subject to applicable laws, following surrender of any such certificate, there shall be paid to the holder of the certificates evidencing whole shares of ProNet Common Stock issued in exchange therefor, without interest, (i) promptly following the surrender of such certificate and in addition to the amount of any cash payable with respect to a fractional share of ProNet Common Stock to which such holder is entitled pursuant to Section 2.02(d) of this Agreement, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of ProNet Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender payable with respect to such whole shares of ProNet Common Stock.

         (d) NO FRACTIONAL SHARES. No certificates or scrip evidencing fractional shares of ProNet Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests shall not entitle the owner thereof to any rights of a stockholder of ProNet. In lieu of any such fractional shares, (i) each holder of a Certificate previously evidencing Company Common Stock and each holder of a Certificate previously evidencing Company Series B Preferred Stock, upon surrender of such Certificate for exchange pursuant to this Article II, shall be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (A) the Average Closing Price by (B) the fractional interest to which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock or Company Series B Preferred Stock held of record by such holder at the Effective Time).

         (e) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund that remains unclaimed by the former holders of Converted Shares on the first anniversary of the Closing Date shall be delivered to ProNet, upon demand, and any former holders of

    Converted Shares who have not theretofore complied with this Article II shall thereafter look only to ProNet for the Merger Consideration and dividends or distributions to which they are entitled, without any interest thereon. Neither ProNet nor the Company shall be liable to any former holder of Converted Shares for any Merger Consideration (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         (f) WITHHOLDING. ProNet (or any affiliate thereof) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of Converted Shares such amounts as ProNet (or any affiliate thereof) is required to deduct and withhold with respect to the making of such payment under the Code or any other provision of federal, state, local or foreign tax law and ProNet agrees to remit to the proper taxing authority such amounts so withheld. To the extent that amounts are so withheld by ProNet, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the Converted Shares in respect of which such deduction and withholding was made by ProNet. ProNet shall, within a reasonable period of time prior to the Closing Date, inform the Company of its intent to deduct and withhold any amounts pursuant to this Section 2.02(f) and will cooperate with the Company in taking any actions necessary to avoid and/or minimize the amounts required to be deducted and withheld from the consideration payable pursuant to this Agreement. ProNet agrees to promptly pay to the former holders of Converted Shares any refunded amounts received by ProNet that are attributable to such withholding.

    SECTION 2.03. STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock, Company Series A Preferred Stock or Company Series B Preferred Stock thereafter on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration, deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article II. Certificates surrendered for exchange by any person constituting an "AFFILIATE" of the Company for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "SECURITIES ACT"), shall not be exchanged until ProNet has received a written agreement from such person as provided in Section 6.04.

    SECTION 2.04. DISSENTERS' RIGHTS. The holders of shares of ProNet Common Stock shall not be entitled to appraisal rights. Notwithstanding anything in this Agreement to the contrary, each share of Company Series A Preferred Stock and Company Series B Preferred Stock issued and outstanding immediately prior to the Effective Time and held by stockholders who have not voted such shares in favor of the Merger or consented thereto in writing and qualify under and have complied with all of the provisions of Section 262 of Delaware Law ("DISSENTING SHARES") shall not, by virtue of the Merger, be converted into the right to receive the Series A Preferred Stock Consideration or Series B Preferred Stock Consideration but such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Series A Preferred Stock or Company Series B Preferred Stock held by them in accordance with the provisions of
Section 262 of the Delaware Law; provided, however, that if any holder of Dissenting Shares (a) subsequently delivers a written withdrawal of his demand for appraisal rights (with the written consent of ProNet if such written withdrawal is not made within 60 days after the Effective Time), or (b) fails to perfect dissenter's rights as provided in Section 262 of Delaware Law, or (c) if neither any holder of Dissenting Shares nor the Surviving Corporation has filed a petition demanding a determination of the value of Dissenting Shares within the time provided in Section 262 of Delaware Law, the Dissenting Shares held by such holder or holders (as the case may be) shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Series A Preferred Stock Consideration or Series B Preferred Stock Consideration, as applicable, as provided in Section 2.01(c) or 2.01(d) of this Agreement, without any interest thereon.

                                ARTICLE III.

               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company hereby represents and warrants to ProNet that:

    SECTION 3.01. ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. The Company is a corporation, and each of the Company's subsidiaries (as such term in defined in Section 9.03 herein) is a corporation or partnership, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and each of the Company and its subsidiaries has all requisite power and authority to own, lease and operate its properties and to conduct its business as it is now being conducted and, except as set forth in Section 3.01 of the Company Disclosure Schedule (as defined below), is qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so qualified and in good standing could not reasonably be expected to have a Company Material Adverse Effect. The term "COMPANY MATERIAL ADVERSE EFFECT" as used in this Agreement shall mean any change or effect that would be materially adverse to the financial condition, results of operations or business of the Company and its subsidiaries, taken as a whole, at the time of such change or effect. Section
3.01 of the Disclosure Schedule delivered by the Company to the ProNet Companies concurrently with the execution of this Agreement (the "COMPANY DISCLOSURE SCHEDULE") sets forth, as of the date of this Agreement, a true and complete list of all the Company's directly or indirectly owned subsidiaries, together with (a) the jurisdiction of incorporation or organization of each such subsidiary and the percentage of each such subsidiary's outstanding capital stock or other equity interests owned by the Company or another subsidiary of the Company and (b) an indication of whether each such subsidiary is a "SIGNIFICANT SUBSIDIARY" as defined in Section 9.03 of this Agreement.

    SECTION 3.02. CERTIFICATE OF INCORPORATION AND BYLAWS. The Company has heretofore furnished or made available to ProNet complete and correct copies of the Certificate of Incorporation and the Bylaws or the equivalent organizational documents, in each case as amended or restated to the date hereof, of the Company and each of its subsidiaries. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws (or equivalent organizational documents).

    SECTION 3.03.  CAPITALIZATION.

         (a) The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $.001 per share, of which the Company has designated 15,000 shares as Series A 14% Cumulative Preferred Stock, 617,189 shares as Series B Preferred Stock, and the balance of which are undesignated.
    At the close of business on March 31, 1996, 6,347,416 shares of Company Common Stock were issued and outstanding, no shares of Company Common Stock were held by the Company in its treasury or by the Company's subsidiaries and 15,655,109 shares of Company Common Stock were reserved for issuance as follows: (i) 400,000 shares were reserved for issuance upon exercise of stock options heretofore granted or available for grant pursuant to the Company's 1994 Stock Option and Appreciation Rights Plan (the "OPTION PLAN"); (ii) 7,266,260 shares were reserved for issuance upon the exercise of the warrants (the "COMMON STOCK WARRANTS") listed and described in
    Section 3.03(a) of the Company Disclosure Schedule; (iii) 3,708,134 shares were reserved for issuance upon exercise of the Series B Preferred Stock Warrants and conversion of the resulting and other shares of Company Series B Preferred Stock; and (iv) 4,285,715 shares were reserved for issuance upon conversion of the Company Series A Preferred Stock. At the close of business on March 31, 1996, 15,000 shares of Company Series A Preferred Stock were issued and outstanding and no shares of Company Series A Preferred Stock were held by the Company in its treasury or by the Company's subsidiaries. As of the close of business on March 31, 1996, 130,930 shares of Company Series B Preferred Stock were issued and outstanding, no shares of Company Series B Preferred Stock were held by the Company in its treasury or by the Company's subsidiaries and 486,259 shares of Company Series B Preferred Stock were reserved for issuance upon the exercise of the Series B Preferred Stock Warrants (HEREIN SO CALLED). Except as described in this Section 3.03 or in Section 3.03(a) of the Company Disclosure Schedule, no shares of capital stock of the Company are issued and outstanding or reserved for issuance for any other purpose. Since March 31, 1996, no shares of capital stock have been issued by the Company or any of its subsidiaries except pursuant to agreements for which shares were adequately reserved at such date as described in this subsection (a). Since March 31, 1996, neither the Company nor any of its subsidiaries has granted any options for, or other rights to purchase, any shares of capital stock of the Company or any of its subsidiaries. Each of the issued shares of capital stock of each of the Company and its subsidiaries is duly authorized, validly issued and fully paid and nonassessable, and has not been issued in violation of (nor are any of the authorized shares of capital stock of, or other equity interests in, the Company or any of its subsidiaries subject to) any preemptive or similar rights created by statute, the Certificate of Incorporation or Bylaws (or the equivalent organizational documents) of the Company or any of its subsidiaries, or any agreement to which the Company or any of its subsidiaries is a party or is bound. Except as set forth in
    Section 3.03(a) of the Company Disclosure Schedule, all issued shares or other equity interests in the subsidiaries of the Company owned by the Company or a subsidiary of the Company are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations on the Company's or such subsidiaries' voting rights, charges or other encumbrances of any nature whatsoever.

         (b) No bonds, debentures, notes or other indebtedness of the Company or its subsidiaries having the right to vote (or convertible into or exchangeable or exercisable for securities having the right to vote) on any matters on which stockholders may vote ("COMPANY VOTING DEBT") are issued or outstanding. All shares of Company Common Stock which may be issued upon exercise of stock options granted pursuant to the Option Plans or Common Stock Warrants and all shares of Company Series B Preferred Stock which may be issued upon the exercise of the Series B Preferred Stock Warrants will, when issued in accordance with the terms of such stock options, warrants and the related Option Plans, be validly issued, fully paid and nonassessable and not subject to preemptive rights.

         (c) Except as set forth in Section 3.03(a) above or in Section 3.03(c) of the Company Disclosure Schedule, there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which the Company or any of its subsidiaries is a party relating to the issued or unissued capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, issue or sell any shares of capital stock, Company Voting Debt or other equity interests of the Company or any of its subsidiaries. Except as set forth in Section 3.03(c) of the Company Disclosure Schedule, there are no obligations, contingent or otherwise, of the Company or any of its subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of Company Common Stock or other capital stock of the Company or the capital stock of any subsidiary of the Company or
    (ii) other than advances to wholly owned subsidiaries in the ordinary course of business, to provide funds to, or to make any investment in (in the form of a loan, capital contribution or otherwise), or to provide any guarantee with respect to the obligations of, any subsidiary of the Company or any other person. Except (i) as set forth in Section 3.03(c) of the Company Disclosure Schedule or (ii) for subsidiaries of the Company set forth in Section 3.01 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries (x) directly or indirectly owns,
    (y) has agreed to purchase or otherwise acquire or (z) holds any interest convertible into or exchangeable or exercisable for the capital stock or other equity interests of any corporation, partnership, joint venture or other business association or entity. Except as set forth in Section 3.03(c) of the Company Disclosure Schedule or for any agreements, arrangements or commitments between the Company and its wholly owned subsidiaries or between such wholly owned subsidiaries, there are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on, or calculated in accordance with, the revenues or earnings of the Company or any of its subsidiaries. Except as set forth in
    Section 3.03(c) of the Company Disclosure Schedule, there are no voting trusts, proxies or other agreements or understandings to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound with respect to the voting of any shares of capital stock or other equity interests of the Company or any of its subsidiaries.

         (d) Section 3.03(d) of the Company Disclosure Schedule sets forth a complete and correct list as of March 31, 1996, of (i) the number of options to purchase Company Common Stock outstanding, (ii) the number of Common Stock Warrants and Series B Preferred Stock Warrants outstanding,
    (iii) the exercise price of each such outstanding stock option and warrant and (iv) the number of stock options then exercisable. Complete and correct copies of the Option Plans, all forms of stock options issued pursuant to the Option Plans or otherwise, all forms of Common Stock Warrants and a form of Series B Preferred Stock Warrant, including all amendments thereto, have been delivered to ProNet.

    SECTION 3.04. AUTHORITY. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby (subject to, with respect to the Merger, the approval and adoption of this Agreement by the stockholders of the Company as described in Section 6.01 of this Agreement).
The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (subject to, with respect to the Merger, the approval and adoption of this Agreement by the stockholders of the Company as described in Section 6.01 of this Agreement). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by the ProNet Companies, constitutes the legal, valid and binding obligation of the Company, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, fraudulent transfer, or other laws, now or hereafter in effect, affecting creditors' rights generally, and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses (including commercial reasonableness, good faith, and fair dealing) and to the discretion of the court before which any proceeding therefor may be brought.

    SECTION 3.05.  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

         (a) Assuming that all consents, licenses, permits, waivers, approvals, authorizations, orders, filings and notifications contemplated by the exceptions to Section 3.05(b) are obtained or made and except as disclosed in Section 3.05(a) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations hereunder, including consummation of the transactions contemplated hereby, will not (i) conflict with or violate the Certificate of Incorporation or Bylaws, or the equivalent organizational documents, in each case as amended or restated, of the Company or any of its subsidiaries, (ii) conflict with or violate any federal, state, foreign or local law, statute, ordinance, rule or regulation (collectively, "LAWS") in effect as of the date of this Agreement or any judgment, order or decree to which the Company or any of its subsidiaries is a party or by or to which any of their respective properties are bound or subject or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by or to which the Company or any of its subsidiaries or any of their respective properties are bound or subject except for any such conflicts, violations, breaches, defaults, events, rights of termination, amendment, acceleration or cancellation, payment obligations or liens or encumbrances that could not reasonably be expected to have a Company Material Adverse Effect. The Board of Directors of the Company has taken all actions necessary under Delaware Law, including approving the transactions contemplated by this Agreement and approving the voting agreement of even date herewith to be entered into by and among ProNet and certain stockholders of the Company (the "VOTING AGREEMENT"), to ensure that the prohibitions on business combinations set forth in Section 203 of Delaware Law do not, and will not, apply to the transactions contemplated by this Agreement.

         (b) The execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations hereunder, including consummation of the transactions contemplated hereby, will not, require the Company to obtain any consent, license, permit, waiver, approval, authorization or order of, or to make any filing with or notification to, any governmental or regulatory authority, federal, state, local or foreign (collectively, "GOVERNMENTAL ENTITIES"), except (i) for
    (A) applicable requirements, if any, of the Securities Act, the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and state securities or blue sky laws ("BLUE SKY LAWS"), (B) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and (C) applicable approvals of the Federal Communications Commission (the "FCC") pursuant to the Communications Act of 1934, as amended, and any regulations promulgated thereunder (the "COMMUNICATIONS ACT"), (ii) the filing and recordation of appropriate merger documents as required by Delaware Law, (iii) where the failure to obtain such consents, licenses, permits, waivers, approvals, authorizations or orders, or to make such filings or notifications could not, individually or in the aggregate reasonably be expected to cause a Company Material Adverse Effect or to prevent the Company from performing its obligations under this Agreement and (iv) as disclosed in Section 3.05(b) of the Company Disclosure Schedule.

    SECTION 3.06.  PERMITS; COMPLIANCE.

         (a) Except as disclosed in Section 3.06(a) of the Company Disclosure Schedule, each of the Company and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, identification and registration numbers, approvals and orders (collectively, the "PERMITS") necessary to own, lease and operate their radio common carrier and private carrier radio paging system businesses (the "SYSTEM") and their other properties and to carry on their businesses as they are now being conducted, except where the failure to possess such Permits could not reasonably be expected to have a Company Material Adverse Effect. Section 3.06(a) of the Company Disclosure Schedule sets forth, to the best of the Company's knowledge, (i) a list of the FCC Licenses (as defined in Section 3.06(b)) and (ii) all other Permits (other than Permits that the failure to possess could not reasonably be expected to have a Company Material Adverse Effect) held by the Company or a subsidiary of the Company and the jurisdiction issuing the same, all of which are now and as of the Effective Time shall be in good standing and not subject to meritorious challenge.
    Section 3.06(a) of the Company Disclosure Schedule also sets forth, as of the date of this Agreement, all actions, proceedings, or investigations, pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries (excluding any action or proceeding of the FCC that is of general applicability to the paging industry) that could reasonably be expected to result in the loss, revocation, suspension or cancellation of a Permit held by the Company or a subsidiary of the Company, except for any suspension, loss or revocation that could not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in
    Section 3.06(a) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is in conflict with, in default under or in violation of, and none of them has received, since December 31, 1993, from any Governmental Entity any written notice with respect to any conflict with, default under or violation of, (A) any Law applicable to the Company or any of its subsidiaries or by or to which any of their respective properties are bound or subject, (B) any judgment, order or decree applicable to the Company or any of its subsidiaries or (C) any of the Permits held by the Company or a subsidiary of the Company, except for any such conflicts, defaults or violations that could not reasonably be expected to have a Company Material Adverse Effect.

         (b) Without limiting the generality of the foregoing and except as disclosed in Section 3.06(b) of the Company Disclosure Schedule, the Company and its subsidiaries (i) have all Permits issued by the FCC (the "FCC LICENSES") required for the operation of the System and related facilities being operated on the date hereof by the Company and its subsidiaries and (ii) have duly and currently filed all reports and other information required to be filed by the Company and its subsidiaries with the FCC in connection with such FCC Licenses, except where the failure to file could not reasonably be expected to have a Company Material Adverse Effect. The Company and its subsidiaries that are FCC licensees are financially qualified, and to the best of the Company's knowledge, are otherwise qualified to be FCC licensees. The Company is not aware of any facts or circumstances that might prevent or delay any necessary FCC approval of the transactions contemplated hereby. The Company and its subsidiaries have complied in all material respects with and, prior to the Closing, will comply in all material respects with, all rules, regulations, policies, precedents, and orders of the FCC with respect to the obstruction, marking and lighting of each and every tower that is owned by the Company.

    SECTION 3.07.  REPORTS; FINANCIAL STATEMENTS.

         (a) Since December 21, 1994, the Company has filed all forms, reports, statements and other documents required to be filed with (i) the Securities and Exchange Commission (the "SEC"), including without limitation (A) all Annual Reports on Form 10-K, (B) all Quarterly Reports on Form 10-Q, (C) all proxy statements relating to meetings of stockholders (whether annual or special), (D) all Current Reports on Form 8-K and
    (E) all other reports, schedules, registration statements or other documents (collectively referred to as the "COMPANY SEC REPORTS"), and (ii) any applicable state securities authorities (all such forms, reports, statements and other documents being referred to herein, collectively, as the "COMPANY REPORTS"), except where the failure to file any Company Reports could not reasonably be expected to have a Company Material Adverse Effect. The Company Reports were prepared in all material respects in accordance with the requirements of applicable Laws (including, with respect to the Company SEC Reports, the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports) and the Company SEC Reports, other than the historical financial statements of businesses acquired by the Company, contained therein (the "Historical Financials"), and, to the knowledge of the Company, the Historical Financials did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         (b) The consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (i) have been prepared in accordance with the published rules and regulations of the SEC and generally accepted accounting principles (other than any departures from generally accepted accounting principles consistent with prior periods) applied on a consistent basis throughout the periods involved (except (A) to the extent disclosed therein or required by changes in generally accepted accounting principles, (B) with respect to Company SEC Reports, as may be indicated in the notes thereto and (C) in the case of the unaudited financial statements, as permitted by the rules and regulations of the SEC) and (ii) fairly present the consolidated financial position of the Company and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated (except, in the case of unaudited consolidated financial statements for interim periods, for the absence of footnotes and subject to adjustments, consisting only of normal, recurring accruals, necessary to present fairly such results of operations and cash flows), except that any pro forma financial statements contained in such consolidated financial statements are not necessarily indicative of the consolidated financial position of the Company and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated.

    SECTION 3.08. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or as set forth in Section 3.08 of the Company Disclosure Schedule, since November 30, 1995 the Company and its subsidiaries have conducted their respective businesses only in the ordinary course and in a manner consistent with past practice and there has not been (a) any damage, destruction or loss with respect to any assets of the Company or any of its subsidiaries that, whether or not covered by insurance, would constitute a Company Material Adverse Effect, (b) any change by the Company or its subsidiaries in their significant accounting policies,
(c) except for dividends by a subsidiary of the Company to the Company or another wholly owned subsidiary of the Company, any declaration, setting aside or payment of any dividends or distributions in respect of shares of Company Common Stock or the shares of stock of, or other equity interests in, any subsidiary of the Company or any redemption, purchase or other acquisition of any of the Company's securities or any of the securities of any subsidiary of the Company, (d) any material increase in the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, performance awards (including, without limitation, the granting of stock appreciation rights or restricted stock awards), stock purchase or other employee benefit plan, or any increase in the compensation payable or to become payable to any of the directors or officers of the Company or the employees of the Company or its subsidiaries as a group, except for (i) increase in salaries or wages payable or to become payable in the ordinary course of business and consistent with past practice or (ii) the granting of stock options in the ordinary course of business to employees of the Company or its subsidiaries who are not directors or executive officers of the Company, or (e) any other Company Material Adverse Effect.

    SECTION 3.09. ABSENCE OF LITIGATION. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or as set forth in Section
3.09 of the Company Disclosure Schedule, there is no claim, action, suit, litigation, proceeding, arbitration or, to the knowledge of the Company, investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or any properties or rights of the Company or any of its subsidiaries (except for claims, actions, suits, litigation, proceedings, arbitrations or investigations that could not reasonably be expected to have a Company Material Adverse Effect), and neither the Company nor any of its subsidiaries is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Entity, or any judgment, order, writ, injunction, decree or award of any Governmental Entity or arbitrator, including without limitation cease-and-desist or other orders, except for matters that could not reasonably be expected to have a Company Material Adverse Effect.

    SECTION 3.10.  EMPLOYEE BENEFIT PLANS; LABOR MATTERS.

         (a) With respect to each employee benefit plan, program, arrangement, contract, employment agreement, stock option, bonus, incentive or similar plan (including, without limitation, any "EMPLOYEE BENEFIT PLAN" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained or contributed to by the Company or any of its subsidiaries, or with respect to which the Company or any of its subsidiaries could reasonably be expected to incur liability under ERISA (the "COMPANY BENEFIT PLANS"), the Company has delivered or made available to ProNet a true and correct copy of (i) such Company Benefit Plan,
    (ii) each trust agreement, if any, relating to such Company Benefit Plan,
    (iii) the most recent summary plan description of each Company Benefit Plan for which a summary plan description is required, and (iv) the most recent determination letter issued by the IRS with respect to any Company Benefit Plan that is intended to be qualified under Section 401 of the Code.
    Section 3.10 of the Company Disclosure Schedule contains a complete list of all Company Benefit Plans.

         (b) With respect to the Company Benefit Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances, in connection with which the Company or any of its subsidiaries could be subject to any liability under the terms of such Company Benefit Plans, ERISA, the Code or any other applicable Law that could reasonably be expected to have a Company Material Adverse Effect.

         (c) There are no collective bargaining or other labor union contracts to which the Company or its subsidiaries is a party and no collective bargaining agreement is being negotiated by the Company or any of its subsidiaries. There is no pending or, to the knowledge of the Company, threatened labor dispute, strike or work stoppage against the Company or any of its subsidiaries that could materially interfere with the respective business activities of the Company or any of its subsidiaries.

         (d) No Company Benefit Plan provides retiree medical or retiree life insurance benefits that could reasonably be expected to have a Company Material Adverse Effect and neither the Company nor any of its subsidiaries is contractually or otherwise obligated to provide life insurance and medical benefits upon retirement or termination of employment of employees that could reasonably be expected to have a Company Material Adverse Effect.

         (e) Neither the Company nor any of its subsidiaries contributes to or has an obligation to contribute to, or has within six years prior to the date of this Agreement contributed to or had an obligation to contribute to, an employee benefit plan that is or was subject to Title IV of ERISA or
    Section 412 of the Code.

    SECTION 3.11. TAXES. Except as set forth in Section 3.11 of the Company Disclosure Statement:

         (a) (i) all returns and reports ("TAX RETURNS") of or with respect to any Tax which is required to be filed on or before the date hereof by or with respect to the Company or any of its subsidiaries have been duly and timely filed except to the extent that a failure to file any such Tax Returns, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect, (ii) all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return have been so included and all information provided in each such Tax Return is true, correct and complete in all material respects except to the extent that a failure to include any such items, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect, (iii) all material Taxes which have become due with respect to the period covered by each such Tax Return have been or will be timely paid in full except to the extent that the failure to make any such payments, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect, (iv) all withholding Tax requirements imposed on or with respect to the Company or any of its subsidiaries have been satisfied in all respects except where the failure to satisfy any such requirements, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect, and
    (v) no material penalty, interest or other charge is due with respect to the late filing of any such Tax Return or late payment of any such Tax except for any such penalties, interest, or other charges which, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

         (b) There is no claim against the Company or any of its subsidiaries for any amount of Taxes, and no assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to the Company or any of its subsidiaries, other than those disclosed (and to which are attached true and complete copies of all audit or similar reports) in Section 3.11 of the Company Disclosure Schedule and other than any such claims, assessments, deficiencies or adjustments which could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

         (c) To the best knowledge of the Company after inquiry, the total amounts set up as liabilities for current and deferred Taxes in the financial statements referred to in Section 3.07 of this Agreement are sufficient to cover the payment of all Taxes, whether or not assessed or disputed, which are, or are hereafter found to be, or to have been, due by or with respect to the Company and any of its subsidiaries up to and through the periods covered thereby.

         (d) Except for statutory liens for current Taxes not yet due and for Taxes being contested in good faith, no material liens for Taxes exist upon the assets of any of the Company or any of its subsidiaries.

         (e) Neither the Company nor any of its subsidiaries has made an election under section 341(f) of the Code.

         (f) Neither the Company nor, to the knowledge of the Company, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

    SECTION 3.12. AFFILIATES. Section 3.12 of the Company Disclosure Schedule identifies all persons who, to the knowledge of the Company, may be deemed to be affiliates of the Company within the meaning of that term as used in Rule 145 promulgated pursuant to the Securities Act, including, without limitation, all directors and executive officers of the Company.

    SECTION 3.13. CERTAIN BUSINESS PRACTICES. To the Company's knowledge, except as set forth in Section 3.13 of the Company Disclosure Schedule, none of the Company, any of its subsidiaries or any directors, officers, agents or employees of the Company or any of its subsidiaries (in their capacities as such) has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful purposes relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) made any other unlawful payment.

    SECTION 3.14. PROPERTIES. Except as set forth in Section 3.14 of the Company Disclosure Schedule or specifically described in the Company SEC Reports, at August 3, 1995, the Company had, and as of the date hereof to the knowledge of the Company, the Company and its subsidiaries have, good and marketable title, free and clear of all liens, the existence of which could reasonably be expected to have a Company Material Adverse Effect, to all their properties and assets whether tangible or intangible, real, personal or mixed, reflected in the Company's consolidated financial statements contained in the Company's most recent SEC Report on Form 10-Q as being owned by the Company and its subsidiaries as of the date thereof, other than (a) any properties or assets that have been sold or otherwise disposed of in the ordinary course of business since the date of such financial statements, (b) liens disclosed in the notes to such financial statements and (c) liens arising in the ordinary course of business after the date of such financial statements. All buildings, and all fixtures, equipment and other property and assets that are material to the business of the Company and its subsidiaries, taken as a whole, held under leases or sub-leases by the Company or any of its subsidiaries (excluding any leases or sub-leases that are terminable by the lessor upon 30 or fewer days notice) are held under valid instruments enforceable against the Company in accordance with their respective terms, subject to applicable laws of bankruptcy, insolvency or similar laws relating to creditors' rights generally and to general principles of equity (whether applied in a proceeding in law or equity).

    SECTION 3.15.  INTELLECTUAL RIGHTS.  To the knowledge of the Company,
Section 3.15 of the Company Disclosure Schedule sets forth a true and complete list and description of all registered patents, trademarks, servicemarks, tradenames, copyrights, and applications therefor owned by or registered in the name of the Company or a subsidiary of the Company, or in which the Company or a subsidiary of the Company has any right, license or interest (the "COMPANY INTELLECTUAL PROPERTY RIGHTS"). To the knowledge of the Company, neither the Company nor any subsidiary of the Company is a party to any license agreement, whether written or oral, either as licensor or licensee, with respect to any Company Intellectual Property Rights. To the knowledge of the Company, the Company or a subsidiary of the Company has good and marketable title to or the right to use all Company Intellectual Property Rights and all inventions, processes, designs, formulae, trade secrets, and know-how necessary for the operation of the System and any other business activity conducted by the Company or any of its subsidiaries, without the payment of any royalty or similar payment. To the knowledge of the Company, neither the Company nor any subsidiary of the Company is infringing any patent, trademark, servicemark, tradename or copyright of others, and neither the Company nor any subsidiary of the Company is aware of any infringement by others of any such rights owned by the Company or a subsidiary of the Company.

    SECTION 3.16. PAGERS. Section 3.16 of the Company Disclosure Schedule sets forth the number of pagers in service in the System as of March 31, 1996. Prior to the execution of this Agreement, the Company has delivered a list of such pagers in service to ProNet.

    SECTION 3.17. INSIDER INTERESTS. Except as set forth in Section 3.17 of the Company Disclosure Schedule, no officer or director of the Company or holder of more than five percent of the Company Common Stock currently outstanding has any interest in any material property, real or personal, tangible or intangible, including without limitation, any computer software or Company Intellectual Property Rights, used in or pertaining to the business of the Company or any subsidiary of the Company, except for the ordinary rights of a stockholder or employee stock optionholder.

    SECTION 3.18. CONTRACTS AND AGREEMENTS. The contracts and agreements listed in Section 3.18 of the Company Disclosure Schedule constitute all of the written and material oral contracts, commitments, leases, and other agreements (including, without limitation, promissory notes, loan agreements, and other evidences of indebtedness but excluding rental agreements and agreements with resellers) to which the Company or any of its subsidiaries is a party or by which any of their properties are bound with respect to which the obligations of or the benefits to be received by the Company or any of its subsidiaries, individually or in the aggregate, could reasonably be expected to have a value in excess of $125,000 in any consecutive 12-month period (each a

"MATERIAL CONTRACT"). The Company has also furnished to ProNet the standard form rental agreement and agreement with resellers used in the ordinary course of business of the Company and its subsidiaries. Neither the Company nor any of its subsidiaries are and, to the best knowledge of the Company, no other party thereto is in default (and no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default) under any Material Contract, and neither the Company nor any of its subsidiaries have waived any right under any Material Contract. Neither the Company nor any of its subsidiaries have received any notice of default or termination under any Material Contract and neither the Company nor any of its subsidiaries has assigned or otherwise transferred any rights under any Material Contract.

    SECTION 3.19. VOTE REQUIRED. The only votes of the holders of any class or series of Company capital stock necessary to approve the Merger and this Agreement are (a) the affirmative votes of the holders of at least two-thirds of the outstanding shares of the Company Series A Preferred Stock voting as a separate class and (b) the affirmative votes of the holders of at least a majority of the outstanding shares of each of the Company Common Stock and the Company Series B Preferred Stock, in each case voting as a separate class.

    SECTION 3.20. BROKERS. No broker, finder or investment banker (other than Bear, Stearns & Co. Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Prior to the date of this Agreement, the Company has made available to ProNet a complete and correct copy of all agreements between the Company and Bear, Stearns & Co. Inc. pursuant to which such firm will be entitled to any payment relating to the transactions contemplated by this Agreement.

    SECTION 3.21. OPINION OF FINANCIAL ADVISOR. The special committee of the Board of Directors of the Company has received the written opinion of Bear, Stearns & Co. Inc. to the effect that, as of the date of this Agreement, the Merger Consideration to be paid to the holders of the Company Common Stock, other than the Affiliated Stockholders, is fair, from a financial point of view, to such holders. The Company will promptly deliver a copy of such opinion to ProNet.

                                     ARTICLE IV.

                REPRESENTATIONS AND WARRANTIES OF THE PRONET COMPANIES

    The ProNet Companies hereby, jointly and severally, represent and warrant to the Company that:

    SECTION 4.01. ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Each of the ProNet Companies is a corporation, and each of ProNet's other subsidiaries is a corporation, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and each of the ProNet Companies and each of ProNet's other subsidiaries has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly qualified and in good standing could not reasonably be expected to have a ProNet Material Adverse Effect. The term "PRONET MATERIAL ADVERSE EFFECT" as used in this Agreement shall mean any change or effect that would be materially adverse to the financial condition, results of operations or business of ProNet and its subsidiaries, taken as a whole, at the time of such change or effect.
Section 4.01 of the Disclosure Schedule delivered by ProNet to the Company concurrently with the execution of this Agreement (the "PRONET DISCLOSURE SCHEDULE") sets forth, as of the date of this Agreement, a true and complete list of all of ProNet's directly or indirectly owned subsidiaries, together with (a) the jurisdiction of incorporation or organization of each such subsidiary and the percentage of each such subsidiary's outstanding capital stock or other equity interests owned by ProNet or another subsidiary of ProNet and (b) an indication of whether each such subsidiary is a "SIGNIFICANT SUBSIDIARY" as defined in Section 9.03 of this Agreement.

    SECTION 4.02. CERTIFICATE OF INCORPORATION AND BYLAWS. ProNet has heretofore furnished or made available to the Company complete and correct copies of the Certificate of Incorporation and Bylaws, in each case as amended or restated to the date hereof, of ProNet and Merger Sub. Neither ProNet nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

    SECTION 4.03.  CAPITALIZATION.

         (a) The authorized capital stock of ProNet consists of 20,000,000 shares of ProNet Common Stock and 5,000,000 shares of preferred stock, par value $.01 per share ("PRONET PREFERRED STOCK"). At the close of business on March 31, 1996, 7,069,328 shares of ProNet Common Stock were issued and outstanding, 424,853 shares of ProNet Common Stock were held by ProNet in its treasury and 1,943,042 shares of ProNet Common Stock were reserved for issuance as follows: (i) 814,327 shares were reserved for issuance upon exercise of stock options heretofore granted or available for grant pursuant to ProNet's 1987 Stock Option Plan; (ii) 37,500 shares were reserved for issuance upon exercise of stock options heretofore granted or available for grant pursuant to the ProNet's Non-Employee Director Stock Option Plan; (iii) 1,000,000 shares were reserved for issuance upon exercise of stock options heretofore granted or available for grant pursuant to the ProNet 1995 Long-Term Incentive Plan; (iv) 83,715 shares were reserved for issuance upon the purchase of shares under the ProNet
    1995 Employee Stock Purchase Plan; and (v) 7,500 shares were reserved for issuance upon exercise of a stock option heretofore granted to a non-employee director pursuant to a separate agreement (the stock option plans referenced in clauses (i) through (v) of this Section being herein collectively called the "OPTION PLANS"). In addition, ProNet is obligated and/or has the option to issue and deliver an indeterminate number of shares of ProNet Common Stock (A) pursuant to the Pinnacle Reseller Program and the related Performance Award Agreements described in Section 4.03(a) of the ProNet Disclosure Schedule and (B) in connection with acquisitions of businesses by ProNet or its subsidiaries pursuant to the acquisition agreements described in Schedule 4.03(a) of the ProNet Disclosure Schedule. No shares of ProNet Preferred Stock are issued or outstanding. Except as described in this Section 4.03 or in Section 4.03(a) of the ProNet Disclosure Schedule and except for shares of Series A Junior Participating Preferred Stock issuable upon exercise of the Rights, no shares of capital stock of ProNet are reserved for issuance for any other purpose. Since March 31, 1996, no shares of capital stock have been issued by ProNet or any of its subsidiaries except pursuant to agreements for which shares were adequately reserved at such date as described in this subsection (a). Since March 31, 1996, neither ProNet nor any of its subsidiaries have granted any options for, or other rights to purchase, any shares of capital stock of ProNet or any of its subsidiaries. Each of the issued shares of capital stock of, or other equity interests in, each of ProNet and its subsidiaries is duly authorized, validly issued and, in the case of shares of capital stock, fully paid and nonassessable, and have not been issued in violation of (nor are any of the authorized shares of capital stock of, or other equity interests in, ProNet or any of its subsidiaries subject to) any preemptive or similar rights created by statute, the Certificate of Incorporation or Bylaws (or the equivalent organizational documents) of ProNet or any of its subsidiaries, or any agreement to which ProNet or any of its subsidiaries is a party or is bound, and, except as set forth in Section 4.03(a) of the ProNet Disclosure Schedule, all issued shares or other equity interests in the subsidiaries of ProNet owned by ProNet or a subsidiary of ProNet are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations on ProNet's or such subsidiary's voting rights, charges or other encumbrances of any nature whatsoever.

         (b) No bonds, debentures, notes or other indebtedness of ProNet having the right to vote (or convertible into or exchangeable or exercisable for securities having the right to vote) on any matters on which stockholders may vote ("PRONET VOTING DEBT") are issued or outstanding.

         (c) Except as set forth in Section 4.03(a) above or in Section 4.03(c) of the ProNet Disclosure Schedule, there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which ProNet or any of its subsidiaries is a party relating to the issued or unissued capital stock of ProNet or any of its subsidiaries or obligating ProNet or any of its subsidiaries to grant, issue or sell any shares of capital stock, ProNet Voting Debt or other equity interests of ProNet or any of its subsidiaries. Except as set forth in Section 4.03(c) of the ProNet Disclosure Schedule, there are no obligations, contingent or otherwise, of ProNet or any of its subsidiaries
    (i) to repurchase, redeem or otherwise acquire any shares of ProNet Common Stock or other capital stock of ProNet or the capital stock of any subsidiary of ProNet or (ii) other than advances to wholly owned subsidiaries in the ordinary course of business, to provide funds to, or to make any investment in (in the form of a loan, capital contribution or otherwise), or to provide any guarantee with respect to the obligations of, any subsidiary of ProNet or any other person. Except as set forth in
    Section 4.03(c) of the ProNet Disclosure Schedule, neither ProNet nor any of its subsidiaries (x) directly or indirectly owns, (y) has agreed to purchase or otherwise acquire or (z) holds any interest convertible into or exchangeable or exercisable for the capital stock or other equity interests of any corporation, partnership, joint venture or other business association or entity. Except as set forth in Section 4.03(c) of the ProNet Disclosure Schedule or for any agreements, arrangements or commitments between ProNet and its wholly owned subsidiaries or between such wholly owned subsidiaries, there are no agreements, arrangements or commitments of any character

    (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on, or calculated in accordance with, the revenues or earnings of ProNet or any of its subsidiaries. Except as set forth in Section 4.03(c) of the ProNet Disclosure Schedule, there are no voting trusts, proxies or other agreements or understandings to which ProNet or any of its subsidiaries is a party or by which ProNet or any of its subsidiaries is bound with respect to the voting of any shares of capital stock or other equity interests of ProNet or any of its subsidiaries.

         (d) The authorized capital stock of Merger Sub consists of 10,000 shares of common stock, par value $.01 per share ("MERGER SUB COMMON STOCK"). An aggregate of 1,000 shares of Merger Sub Common Stock are issued and outstanding and held by ProNet, all of which are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Merger Sub's Certificate of Incorporation or Bylaws or any agreement to which Merger Sub is a party or is bound.

         (e) The shares of ProNet Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, ProNet's Certificate of Incorporation or Bylaws or any agreement to which ProNet is a party or is bound.

    SECTION 4.04. AUTHORITY. Each of the ProNet Companies has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of the ProNet Companies and the performance by each of the ProNet Companies of its obligations hereunder, including the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of either of the ProNet Companies are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (subject to, with respect to the Merger, the approval and adoption of this Agreement by the stockholders of ProNet as set forth in Section
6.01 of this Agreement). This Agreement has been duly executed and delivered by each of the ProNet Companies and, assuming the due authorization, execution and delivery hereof by the Company, constitutes the legal, valid and binding obligation of each of the ProNet Companies, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, fraudulent transfer, or other laws, now or hereafter in effect, affecting creditors' rights generally, and
(b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses (including commercial reasonableness, good faith, and fair dealing) and to the discretion of the court before which any proceeding therefor may be brought.

    SECTION 4.05.  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

         (a) Assuming that all consents, licenses, permits, waivers, approvals, authorizations, orders, filings and notifications contemplated by the exceptions to Section 4.05(b) are obtained or made and except as otherwise disclosed in Section 4.05(a) of the ProNet Disclosure Schedule, the execution and delivery of this Agreement by each of the ProNet Companies does not, and performance by each of them of its obligations hereunder, including the consummation of the transactions contemplated hereby, will not (i) conflict with or violate the Certificate of Incorporation or Bylaws, or the equivalent organizational documents, in each case as amended or restated, of ProNet or any of ProNet's subsidiaries, (ii) conflict with or violate any Laws in effect as of the date of this Agreement or any judgment, order or decree to which ProNet or any of ProNet's subsidiaries is a party or by or to which any of their properties are bound or subject or (iii) result in any breach of or constitute a default (or an event that with or without notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a lien or encumbrance on any of the properties or assets of ProNet or any of ProNet's subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which ProNet or any of ProNet's subsidiaries is a party or by or to which ProNet or any of ProNet's subsidiaries or any of their respective properties is bound or subject, except for any such conflicts, violations, breaches, defaults, events, rights of termination, amendment, acceleration or cancellation, payment obligations or liens or encumbrances that could not reasonably be expected to have a ProNet Material Adverse Effect.

         (b) The execution and delivery of this Agreement by each of the ProNet Companies does not, and the performance by each of the ProNet Companies of its respective obligations hereunder, including consummation of the transactions contemplated hereby, will not, require either of the ProNet Companies to obtain any consent, license, permit, waiver, approval, authorization or order of, or to make any filing with or notification to, any Governmental Entity, except (i) for (A) applicable requirements, if any, of the Securities Act, the Exchange Act, and Blue Sky Laws, (B) the pre-merger notification requirements of the HSR Act, and (C) applicable approvals of the FCC pursuant to the Communications Act, (ii) the filing and recordation of appropriate merger documents as required by Delaware Law, (iii) where the failure to obtain such consents, licenses, permits, waivers, approvals, authorizations or orders, or to make such filings or notifications could not, individually or in the aggregate, reasonably be expected to cause a ProNet Material Adverse Effect or to prevent either of the ProNet Companies from performing its obligations under this Agreement and (iv) as disclosed in Section 4.05(b) of the ProNet Disclosure Schedule.

    SECTION 4.06.  PERMITS; COMPLIANCE.

         (a) Each of ProNet and its subsidiaries is in possession of all Permits necessary to own, lease and operate their properties and to carry on their businesses as they are now being conducted except where the failure to possess such ProNet Permits could not reasonably be expected to have a ProNet Material Adverse Effect. As of the date of this Agreement, there are no actions, proceedings, or investigations pending or, to the knowledge of ProNet, threatened against ProNet or any of its subsidiaries (excluding any action or proceeding of the FCC that is of general applicability to the paging industry) that could reasonably be expected to result in the loss, revocation, suspension or cancellation of a Permit held by ProNet or a subsidiary of ProNet, except for any suspension, loss or revocation that could not reasonably be expected to have a ProNet Material Adverse Effect.

    Neither ProNet nor any of its subsidiaries is in conflict with, or in default under or violation of, nor has it received, since December 31, 1993, from any Governmental Entity any written notice with respect to possible conflicts with, defaults under or violations of (i) any Law applicable to ProNet or any of its subsidiaries or by or to which any of their respective properties are bound or subject, (ii) any judgment, order or decree applicable to ProNet or any of its subsidiaries or
    (iii) any Permits held by ProNet or a subsidiary of ProNet, except for any such conflicts, defaults or violations that could not reasonably be expected to have a ProNet Material Adverse Effect.

         (b) Without limiting the generality of the foregoing, ProNet and its subsidiaries (i) have all Permits issued by the FCC (the "PRONET FCC LICENSES") required for the operation of their businesses as being operated on the date hereof, and (ii) have duly and currently filed all reports and other information required to be filed by ProNet and its subsidiaries with the FCC or in connection with such ProNet FCC Licenses, except where the failure to file could not reasonably be expected to have a ProNet Material Adverse Effect. ProNet and its subsidiaries that are FCC licensees are financially qualified, and to the best of ProNet's knowledge, are otherwise qualified to be FCC licensees. ProNet is not aware of any facts or circumstances that might prevent or delay any necessary FCC approval of the transactions contemplated hereby. ProNet and its subsidiaries have complied in all material respects with and, prior to the Closing, will comply in all material respects with, all rules, regulations, policies, precedents, and orders of the FCC with respect to the obstruction, marking, and lighting of each and every tower owned by ProNet or any of its subsidiaries.


    SECTION 4.07.  REPORTS; FINANCIAL STATEMENTS.

         (a) Since December 31, 1993, ProNet and its subsidiaries have filed all forms, reports, statements and other documents required to be filed with (i) the SEC, including without limitation (A) all Annual Reports on Form 10-K, (B) all Quarterly Reports on Form 10-Q, (C) all proxy statements relating to meetings of stockholders (whether annual or special), (D) all Current Reports on Form 8-K and (E) all other reports, schedules, registration statements or other documents (collectively referred to as the "PRONET SEC REPORTS"), and (ii) any applicable state securities authorities (all such forms, reports, statements and other documents being referred to herein, collectively, as the "PRONET REPORTS"), except where the failure to file any such ProNet Reports could not reasonably be expected to have a ProNet Material Adverse Effect. The ProNet Reports were prepared in all material respects in accordance with the requirements of applicable Law (including, with respect to the ProNet SEC Reports, the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to the ProNet SEC Reports) and the ProNet SEC Reports did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         (b) The consolidated financial statements (including, in each case, any related notes thereto) contained in the ProNet SEC Reports (i) have been prepared in accordance with the published rules and regulations of the SEC and generally accepted accounting principles applied on a consistent basis throughout the periods involved (except (A) to the extent disclosed therein or required by changes in generally accepted accounting principles, (B) with respect to the ProNet SEC Reports filed prior to the date of this Agreement, as may be indicated in the notes thereto and (C) in the case of the unaudited financial statements, as permitted by the rules and regulations of the SEC) and (ii) fairly present the consolidated financial position of ProNet and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated (except, in the case of unaudited consolidated financial statements for interim periods, for the absence of footnotes and subject to adjustments, consisting only of normal, recurring accruals, necessary to present fairly such results of operations and cash flows), except that any pro forma financial statements contained in such consolidated financial statements are not necessarily indicative of the consolidated financial position of ProNet and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated.

    SECTION 4.08. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the ProNet SEC Reports filed prior to the date of this Agreement or as set forth in Section 4.08 of the ProNet Disclosure Schedule, since December 31, 1995, ProNet and its subsidiaries have conducted their respective businesses only in the ordinary course and in a manner consistent with past practice and there has not been (a) any damage, destruction or loss with respect to any assets of ProNet or any of its subsidiaries that, whether or not covered by insurance, would constitute a ProNet Material Adverse Effect, (b) any change by ProNet or its subsidiaries in their significant accounting policies or (c) any other ProNet Material Adverse Effect.

    SECTION 4.09. ABSENCE OF LITIGATION. Except as disclosed in the ProNet SEC Reports filed prior to the date of this Agreement and as set forth in
Section 4.09 of the ProNet Disclosure Schedule, there is no claim, action, suit, litigation, proceeding, arbitration or, to the knowledge of ProNet, investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to the knowledge of ProNet, threatened against ProNet or any of its subsidiaries or any properties or rights of ProNet or any of its subsidiaries (except for claims, actions, suits, litigation, proceedings, arbitrations, or investigations that could not reasonably be expected to have a ProNet Material Adverse Effect), and neither ProNet nor any of its subsidiaries is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of ProNet, continuing investigation by, any Governmental Entity, or any judgment, order, writ, injunction, decree or award of any Governmental Entity or arbitrator, including without limitation cease-and-desist or other orders, except for matters that could not reasonably be expected to have a ProNet Material Adverse Effect.

    SECTION 4.10.  EMPLOYEE BENEFIT PLANS; LABOR MATTERS.

         (a) With respect to each employee benefit plan, program, arrangement, contract, employment agreement, stock option, bonus, incentive or similar plan (including, without limitation, any "EMPLOYEE BENEFIT PLAN" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained or contributed to by ProNet or any of its subsidiaries, or with respect to which ProNet or any of its subsidiaries could reasonable be expected to incur liability under ERISA (the "PRONET BENEFIT PLANS"), ProNet has delivered or made available to the Company a true and correct copy of (i) such ProNet Benefit Plan, (ii) each trust agreement, if any, relating to such ProNet Benefit Plan, (iii) the most recent summary plan description of each ProNet Benefit Plan for which a summary plan description is required, and (iv) the most recent determination letter issued by the IRS with respect to any ProNet Benefit Plan that is intended to be qualified under Section 401 of the Code.
    Section 4.10 of the ProNet Disclosure Schedule contains a complete list of all ProNet Benefit Plans.

         (b) With respect to the ProNet Benefit Plans, no event has occurred and, to the knowledge of ProNet, there exists no condition or set of circumstances, in connection with which ProNet or any of its subsidiaries could be subject to any liability under the terms of such ProNet Benefit Plans, ERISA, the Code or any other applicable Law that could reasonably be expected to have a ProNet Material Adverse Effect.

         (c) There are no collective bargaining or other labor union contracts to which ProNet or its subsidiaries is a party and no collective bargaining agreement is being negotiated by ProNet or any of its subsidiaries. There is no pending or, to the knowledge of ProNet, threatened labor dispute, strike or work stoppage against ProNet or any of its subsidiaries that could materially interfere with the respective business activities of ProNet or any of its subsidiaries.

         (d) No ProNet Benefit Plan provides retiree medical or retiree life insurance benefits that could reasonably be expected to have a ProNet Material Adverse Effect and neither ProNet nor any of its subsidiaries is contractually or otherwise obligated to provide life insurance and medical benefits upon retirement or termination of employment of employees that could reasonably be expected to have a ProNet Material Adverse Effect.

         (e) Neither ProNet nor any of its subsidiaries contributes to or has an obligation to contribute to, or has within six years prior to the date of this Agreement contributed to or had an obligation to contribute to, an employee benefit plan that is or was subject to Title IV of ERISA or
    Section 412 of the Code.

    SECTION 4.11. TAXES. Except as set forth in Section 4.11 of the ProNet Disclosure Schedule:

         (a) (i) all Tax Returns of or with respect to any Tax which is required to be filed on or before the date hereof by or with respect to ProNet or any its subsidiaries have been duly and timely filed except to the extent that a failure to file any such Tax Returns, individually or in the aggregate, could not reasonably be expected to have a ProNet Material Adverse Effect, (ii) all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return have been so included and all information provided in each such Tax Return is true, correct and complete in all material respects except to the extent that a failure to include any such items, individually or in the aggregate, could not reasonably be expected to have a ProNet Material Adverse Effect,
    (iii) all Taxes which have become due with respect to the period covered by each such Tax Return have been or will be timely paid in full except to the extent that the failure to make any such payments, individually or in the aggregate, could not reasonably be expected to have a ProNet Material Adverse Effect, (iv) all withholding Tax requirements imposed on or with respect to ProNet or any of its subsidiaries have been satisfied in full in all respects except where the failure to satisfy any such requirements, individually or in the aggregate, could not reasonably be expected to have a ProNet Material Adverse Effect, and (v) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax except for any such penalties, interest, or other charges which, individually or in the aggregate, could not reasonably be expected to have a ProNet Material Adverse Effect.

         (b) There is no claim against ProNet or any of its subsidiaries for any amount of Taxes, and no assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to ProNet or any of its subsidiaries other than those disclosed (and to which are attached true and complete copies of all audit or similar reports) in
    Section 4.11 of the ProNet Disclosure Schedule and other than any such claims, assessments, deficiencies, or adjustments which individually or in the aggregate could not reasonably be expected to have a ProNet Material Adverse Effect.

         (c) To the best knowledge of ProNet after inquiry, the total amounts set up as liabilities for current and deferred Taxes in the financial statements referred to in Section 4.07 of this Agreement are sufficient to cover the payment of all Taxes, whether or not assessed or disputed, which are, or are hereafter found to be, or to have been, due by or with respect to ProNet and any of its subsidiaries up to and through the periods covered thereby.

         (d) Except for statutory liens for current Taxes not yet due and for Taxes being contested in good faith, no material liens for Taxes exist upon the assets of any of ProNet or its subsidiaries.

         (e) Neither ProNet nor, to the knowledge of ProNet, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

    SECTION 4.12. PROPERTIES. Except as set forth in Section 4.12 of the ProNet Disclosure Schedule or as specifically described in the ProNet SEC Reports, ProNet and its subsidiaries have good and marketable title, free and clear of all liens, the existence of which could reasonably be expected to have a ProNet Material Adverse Effect, to all their properties and assets whether tangible or intangible, real, personal or mixed, reflected in ProNet's consolidated financial statements contained in ProNet's most recent SEC Report on Form 10-Q as being owned by ProNet and its subsidiaries as of the date thereof, other than (a) any properties or assets that have been sold or otherwise disposed of since the date of such financial statements, (b) liens disclosed in the notes to such financial statements and (c) liens arising in the ordinary course of business after the date of such financial statements. All buildings, and all fixtures, equipment and other property and assets that are material to its business on a consolidated basis and are held under leases or sub-leases by ProNet or any of its subsidiaries (excluding any leases or sub-leases that are terminable by the lessor on 30 or fewer days notice) are held under valid instruments enforceable in accordance with their respective terms, subject to applicable laws of bankruptcy, insolvency or similar laws relating to creditors' rights generally and to general principles of equity (whether applied in a proceeding in law or equity).

    SECTION 4.13. PAGERS. Section 4.13 of the ProNet Disclosure Schedule sets forth the aggregate number of pagers in service in the paging systems of ProNet and its subsidiaries as of December 31, 1995.

    SECTION 4.14. VOTE REQUIRED. The only votes of the holders of any class or series of ProNet capital stock necessary to approve the Merger and this Agreement are the affirmative votes of the holders of not less than a majority of the outstanding shares of ProNet Common Stock.

    SECTION 4.15. BROKERS. No broker, finder or investment banker (other than Lehman Brothers) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of ProNet. Prior to the date of this Agreement, ProNet has made available to the Company a complete and correct copy of all agreements between ProNet and Lehman Brothers pursuant to which such firm will be entitled to any payment relating to the transactions contemplated by this Agreement.

    SECTION 4.16. OPINION OF FINANCIAL ADVISOR. ProNet has received the written opinion of Lehman Brothers to the effect that, as of the date of this Agreement, the Merger Consideration to be paid by ProNet is fair, from a financial point of view, to the holders of ProNet Common Stock. ProNet will promptly deliver a copy of such opinion to the Company.

                                 ARTICLE V.

                                 COVENANTS

    SECTION 5.01. AFFIRMATIVE COVENANTS OF THE COMPANY. The Company hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by ProNet, the Company will and will cause each of its subsidiaries to:

         (a) operate its business in the usual and ordinary course consistent with past practices except as contemplated by this Agreement or as provided in or contemplated by the Company Disclosure Schedule;

         (b) use all reasonable efforts to preserve substantially intact its business organization, maintain its rights and franchises, retain the services of its respective officers and key employees and maintain its relationships with its respective customers and suppliers;

         (c) maintain and keep its properties and assets in as good a repair and condition as at present, ordinary wear and tear excepted, and use commercially reasonable efforts to maintain supplies and inventories in quantities consistent with its customary business practices;

         (d) use all reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained;

         (e) promptly notify ProNet of any material change in the condition (financial or otherwise), business, properties, assets or liabilities of the Company and its subsidiaries or in the operation of the business or the properties of the Company and its subsidiaries, any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) involving the Company or any of its subsidiaries, any material breach of any representation or warranty of the Company contained herein, any material change in the status of any of the transactions listed on Section 5.03(e) of the Company Disclosure Schedule or any other event that could reasonably be expected to result in a Company Material Adverse Effect;

         (f) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Competing Transaction (as defined in Section 5.03(g)) and take the necessary steps to inform such parties of the obligations undertaken in Section 5.03(g); and

         (g) (i) file all Tax Returns required to be filed on or before the Closing Date by or with respect to the Company or any of its subsidiaries except to the extent that a failure to file any such Tax Returns, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect, (ii) include in each such Tax Return all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return except to the extent that a failure to include any such items, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect, (iii) timely pay in full all material Taxes which become due pursuant to such Tax Returns except to the extent that the failure to make any such payments, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect, and (iv) satisfy all withholding requirements imposed on or with respect to the Company except where the failure to satisfy any such withholding requirements, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

    SECTION 5.02. AFFIRMATIVE COVENANTS OF PRONET. ProNet hereby covenants and agrees that, unless otherwise expressly contemplated by this Agreement or consented to in writing by the Company, ProNet will and will cause each of its subsidiaries to:

         (a) prior to the Effective Time, operate its business in the usual and ordinary course consistent with past practices except as contemplated by this Agreement or as provided in or contemplated by the ProNet Disclosure Schedule;

         (b) prior to the Effective Time, use all reasonable efforts to preserve substantially intact its business organization, maintain its rights and franchises, retain the services of its respective officers and key employees and maintain its relationships with its respective customers and suppliers;

         (c) prior to the Effective Time, maintain and keep its properties and assets in as good a repair and condition as at present, ordinary wear and tear excepted, and maintain supplies and inventories in quantities consistent with its customary business practice;

         (d) prior to the Effective Time, use all reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained;

         (e) prior to the Effective Time, promptly notify the Company of any material change in the condition (financial or otherwise), business, properties, assets or liabilities of ProNet and its subsidiaries or in the operation of the business or the properties of ProNet and its subsidiaries, any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) involving ProNet or its subsidiaries, the breach of any representation or warranty of the ProNet Companies contained herein, any material change in the status of any of the transactions listed on
    Section 5.04(f) of the ProNet Disclosure Schedule, or any other event that could reasonably be expected to result in a ProNet Material Adverse Effect;

         (f) on or before June 15, 1996, furnish to the Company a firm commitment letter or letters from reputable banks or other financing sources, which letter or letters have been accepted by ProNet, committing, subject to standard terms and conditions of such letters, to provide to ProNet the financing necessary to enable ProNet to consummate the transactions contemplated by this Agreement;

         (g) consummate the transactions contemplated by the commitment letter or letters referred to in Section 5.02(f) so as to permit ProNet and Merger Sub to consummate the transactions contemplated hereby; provided that if ProNet shall have raised the funds necessary to consummate the transactions contemplated by this Agreement from one or more other sources it shall not be obligated to consummate the transactions contemplated by the firm commitment letter or letters referred to in Section 5.02(f); it being understood that ProNet's obligations hereunder and under Section 5.02(f) are independent of and not contingent or conditioned upon ProNet's ability to obtain any financing or commitments therefor;

         (h) (i) file all Tax Returns required to be filed on or before the Closing Date by or with respect to ProNet or any of its subsidiaries except to the extent that a failure to file any such Tax Return, individually or in the aggregate, could not reasonably be expected to have a ProNet Material Adverse Effect, (ii) include in each such Tax Return all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return except to the extent that a failure to include any such items, individually or in the aggregate, could not reasonably be expected to have a ProNet Material Adverse Effect, (iii) timely pay in full all material Taxes which become due pursuant to such Tax Returns except to the extent that the failure to make any such payments, individually or in the aggregate, could not reasonably be expected to have a ProNet Material Adverse Effect, and (iv) satisfy all withholding requirements imposed on or with respect to ProNet except where the failure to satisfy any such withholding requirements, individually or in the aggregate, could not reasonably be expected to have a ProNet Material Adverse Effect; and

         (i) immediately after the Effective Time, pay in full the principal amounts then outstanding with respect to the $10,000,000 in aggregate principal amount of the Company's 14% Junior Subordinated Notes issued pursuant to the terms of that certain Amended and Restated Subordinated Note, Preferred Stock and Warrant Purchase Agreement dated as of August 3, 1995, together with any accrued and unpaid interest thereon through July 31, 1996.

    SECTION 5.03. NEGATIVE COVENANTS OF THE COMPANY. Except as expressly contemplated by this Agreement or otherwise consented to in writing by ProNet, from the date of this Agreement until the Effective Time, the Company shall not do, and shall not permit any of its subsidiaries to do, any of the following:

         (a) (i) except as set forth on Section 5.03(a) of the Company Disclosure Schedule, increase the compensation payable to or to become payable to any director; (ii) except with respect to stay bonuses listed on
    Section 5.03(a) of the Company Disclosure Schedule, increase the compensation payable or pay bonuses to officers or employees of the Company other than in the ordinary course of business; (iii) except as set forth in
    Section 5.03(a) of the Company Disclosure Schedule, grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or employee; (iv) except as set forth in
    Section 3.10(d) of the Company Disclosure Schedule, establish, adopt or enter into any employee benefit plan or arrangement; or (v) except as may be required by applicable law, as set forth in Section 3.10(d) of the Company Disclosure Schedule, for actions that are required to comply with the provisions of Section 6.08 of this Agreement, or such amendments or actions that do not materially increase the obligations of the Company and its subsidiaries thereunder, amend, or take any other actions (including, without limitation, the acceleration of vesting, waiving of performance criteria or the adjustment of awards or any other actions permitted upon a "CHANGE IN CONTROL" (as defined in the respective plans) of the Company or a filing under Section 13(d) or 14(d) of the Exchange Act with respect to the Company) with respect to any of the Benefit Plans or any of the plans, programs, agreements, policies or other arrangements described in Section 3.10(d) of this Agreement;

         (b) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock or other equity interests, except dividends by a wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary of the Company;

         (c) (i) except as described in Section 3.03(c) of the Company Disclosure Schedule, redeem, purchase or otherwise acquire any shares of its or any of its subsidiaries' capital stock or any securities or obligations convertible into or exchangeable for any shares of its or its subsidiaries' capital stock (other than any such acquisition directly from any wholly owned subsidiary of the Company in exchange for capital contributions or loans to such subsidiary), or any options, warrants or conversion or other rights to acquire any shares of its or its subsidiaries' capital stock or any such securities or obligations (except in connection with the exercise of outstanding stock options or warrants in accordance with their terms), (ii) effect any reorganization or recapitalization of the Company or any of its subsidiaries, or (iii) split, combine or reclassify any of its or its subsidiaries' capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its or its subsidiaries' capital stock;

         (d) (i) except as set forth in Section 3.03(a) herein or as described in Section 3.03(c) of the Company Disclosure Schedule, issue (whether upon original issue or out of treasury), sell, grant, award, deliver or limit the voting rights of any shares of any class of its or its subsidiaries' capital stock, any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares (except for the issuance of shares upon the exercise of outstanding stock options or warrants in accordance with their terms), (ii) amend or otherwise modify the terms of any such rights, warrants or options, or (iii) take any action to accelerate the vesting of any stock options;

         (e) except as set forth on Section 5.03(e) to the Company Disclosure Schedule, acquire or agree to acquire (whether pursuant to a definitive agreement, a non-binding letter of intent or otherwise), by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice);

         (f) except as set forth on Section 5.03(f) of the Company Disclosure Schedule, sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its assets or any assets of any of its subsidiaries, except for pledges or dispositions of assets in the ordinary course of business and consistent with past practice;

         (g) initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, directly or indirectly, any inquiries or the making of any proposal or offer relating to, or that may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to, or endorse, any Competing Transaction, or authorize or permit any of the officers, directors, employees or agents of the Company or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any of the Company's subsidiaries to take any such action, and the Company shall immediately notify ProNet of all relevant terms of any such inquiries or proposals received by the Company or any of its subsidiaries or by any such officer, director, employee, agent, investment banker, financial advisor, attorney, accountant or other representative relating to any proposed Competing Transaction and if such inquiry or proposal is in writing, the Company shall immediately deliver or cause to be delivered to ProNet a copy of such inquiry or proposal; PROVIDED, HOWEVER, that nothing contained in this subsection (g) shall prohibit the Board of Directors of the Company from complying with Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act with regard to a Competing Transaction. For purposes of this Agreement, "COMPETING TRANSACTION" shall mean any sale or lease of a material portion of the Company's assets, merger, consolidation, share exchange, business combination or similar transaction involving the Company or any of its subsidiaries or the acquisition in any manner, directly or indirectly, of a material interest in any voting securities of, or a material portion of the assets of, the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement;

         (h) release any third party from its obligations under any existing standstill agreement or arrangement relating to a Competing Transaction or otherwise under any confidentiality or other similar agreement relating to information material to the Company or any of its subsidiaries;

         (i) except as set forth on Section 5.03(i) of the Company Disclosure Schedule adopt or propose to adopt any amendments to its Certificate of Incorporation or its Bylaws;

         (j) (i) except as set forth on Section 5.03(j) to the Company's Disclosure Schedule change any of its significant accounting policies or
    (ii) make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 1994, except, in the case of clause (i) or clause (ii), as may be required by Law or generally accepted accounting principles;

         (k) incur any obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument or under any financing lease, whether pursuant to a sale-and-leaseback transaction or otherwise, which, together with any fees or expenses incurred (whether or not the obligation for payment thereof remains outstanding, including prepayment penalties but excluding any Expenses the payment for which is provided for in Section 8.05(a) of this Agreement) in connection with the transactions contemplated by this Agreement and any contemplated acquisitions, would, when aggregated with the Company's other indebtedness then outstanding (including the liquidation preference of and accrued dividends on the Company's Series A Preferred Stock and the principal of and accrued interest on the Company's 14% Junior Subordinated Notes and the amount of any prepayment penalties to be paid in respect of such indebtedness as a result of the completion of the transactions contemplated hereby), exceed $110 million; or

         (l)  agree in writing or otherwise to do any of the foregoing.

    SECTION 5.04. NEGATIVE COVENANTS OF PRONET. Except as expressly contemplated by this Agreement or otherwise consented to in writing by the Company, from the date of this Agreement until the Effective Time, ProNet shall not do, and shall not permit any of its subsidiaries to do, any of the following:

         (a) knowingly take any action that would result in a failure to maintain the eligibility of the ProNet Common Stock for quotation on the NASDAQ National Market;

         (b) propose to adopt any amendments to its Certificate of Incorporation or its Bylaws that could reasonably be expected to delay or have an adverse effect on the consummation of the transactions contemplated by this Agreement or would otherwise be inconsistent in any material respect with the terms and conditions of this Agreement or the other agreements or transactions contemplated hereby (it being understood that this clause (b) shall not in any respect limit the right and power of ProNet to amend its Certificate of Incorporation to increase the authorized number of shares of any class of capital stock of ProNet);

         (c) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of its or its subsidiaries capital stock or other equity interests, except dividends by a wholly owned subsidiary of ProNet to ProNet or another wholly owned subsidiary of ProNet;

         (d) (i) except as described in Section 4.03(c) of the ProNet Disclosure Schedule, redeem, purchase or otherwise acquire any shares of its or any of its subsidiaries' capital stock or any securities or obligations convertible into or exchangeable for any shares of its or its subsidiaries' capital stock (other than any such acquisition directly from any wholly owned subsidiary of ProNet in exchange for capital contributions or loans to such subsidiary), or any options, warrants or conversion or other rights to acquire any shares of its or its subsidiaries' capital stock or any such securities or obligations (except in connection with the exercise of outstanding stock options or warrants in accordance with their terms), (ii) effect any reorganization or recapitalization of ProNet or any of its subsidiaries, or (iii) split, combine or reclassify any of its or its subsidiaries' capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its or its subsidiaries' capital stock;

         (e) except as set forth on Section 5.04(e) of the ProNet Disclosure Schedule, sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its assets or any assets of any of its subsidiaries, except for pledges or dispositions of assets in the ordinary course of business and consistent with past practice;

         (f) except as set forth in Section 5.04(f) of the ProNet Disclosure Schedule, (i) prior to the filing of the Registration Statement, acquire or agree to acquire (other than pursuant to the terms of a non-binding letter of intent the execution by ProNet of which would not cause a delay in the declaration of effectiveness of the Registration Statement), by merging or consolidating with, by purchasing an equity interest in all or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, and (ii) after the filing of the Registration Statement and prior to the Effective Time, acquire or agree to acquire by merging or consolidating with, by purchasing an equity interest in all or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof
    (A) the principal operations of which are not connected with the paging, enhanced paging ( personal communications services) or tracking businesses, or (B) with respect to any such corporation, partnership, association or other business organization or division thereof the principal operations of which are connected with paging, enhanced paging (personal communications services) or tracking businesses, (1) for which the aggregate consideration to be paid by ProNet or any subsidiary thereof exceeds $20 million with respect to any individual transaction or $40 million in the aggregate and
    (2) that would cause a delay in the declaration of effectiveness of the Registration Statement; or

         (g)  agree in writing or otherwise to do any of the foregoing.

    SECTION 5.05.  ACCESS AND INFORMATION.

         (a)  The Company shall, and shall cause its subsidiaries to,
    (i) afford to ProNet and ProNet's officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the "PRONET REPRESENTATIVES") access during ordinary business hours and at other reasonable times, upon reasonable prior notice, to the officers, employees, accountants, agents, properties, offices and other facilities of the Company and its subsidiaries and to the books and records thereof and (ii) furnish promptly to ProNet and the ProNet Representatives such information concerning the business, properties, contracts, records and personnel of the Company and its subsidiaries (including, without limitation, financial, operating and other data and information) as may be reasonably requested, from time to time, by ProNet.

         (b) ProNet shall, and shall cause its subsidiaries to, (i) afford to the Company and the Company's officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the "COMPANY REPRESENTATIVES") access during ordinary business hours and at other reasonable times, upon reasonable prior notice, to the officers, employees, accountants, agents, properties, offices and other facilities of ProNet and its subsidiaries and to the books and records thereof and
    (ii) furnish promptly to the Company and the Company Representatives such information concerning the business, properties, contracts, records and personnel of ProNet and its subsidiaries (including, without limitation, financial, operating and other data and information) as may be reasonably requested, from time to time, by the Company.

         (c) No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties that are contained herein and each such representation and warranty shall survive such investigation.

         (d) Each party to this Agreement (the ProNet Companies being considered one party for purposes of this Section 5.05(d)) shall hold in confidence all nonpublic information received from the other party to this Agreement unless required to be disclosed by law or until such time as such information is otherwise publicly available and, if this Agreement is terminated, each party will deliver to the other party all documents, work papers and other materials (including copies) obtained by such party or on its behalf from the other party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof.

                                 ARTICLE VI.

                            ADDITIONAL AGREEMENTS

    SECTION 6.01. PRESENTATION TO STOCKHOLDERS. The Company shall, promptly after the date of this Agreement, take all actions necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to present the Merger and this Agreement to the holders of Company Series A Preferred Stock, Company Series B Preferred Stock and Company Common Stock for their consideration and approval either pursuant to the consent of the requisite percentage of holders of Company Series A Preferred Stock, Company Series B Preferred Stock and Company Common Stock or by the vote thereof at a meeting of the Company's stockholders duly called and convened to act on the Merger and this Agreement (the "COMPANY STOCKHOLDERS' MEETING"). In like manner, ProNet shall, promptly after the date of this Agreement, take all actions necessary in accordance with Delaware Law, ProNet's Certificate of Incorporation and Bylaws and the rules of The Nasdaq Stock Market to present the Merger and this Agreement to the holders of ProNet Common Stock for their consideration and approval either pursuant to the consent of the requisite percentage of holders of ProNet Common Stock or by the vote thereof at a meeting of ProNet's stockholders duly called and convened to act on the Merger and this Agreement (the "PRONET STOCKHOLDERS' MEETING"). The Company and ProNet shall consult with each other in connection with such meetings. The Company and ProNet shall use their reasonable best efforts to solicit from their respective stockholders proxies in favor of the approval and adoption of this Agreement and to secure the vote or consent of stockholders required by Delaware Law and their respective Certificates of Incorporation and Bylaws and by the rules of the NASDAQ National Market to approve and adopt the Merger and this Agreement. The Company and ProNet shall cause their respective Boards of Directors (a) not to withdraw, modify or change their recommendations of this Agreement or the Merger and (b) to continue to recommend to the respective stockholders of the Company and ProNet the approval and adoption of this Agreement and the Merger on the terms and conditions set forth in this Agreement.

    SECTION 6.02.  REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS.

         (a) As promptly as practicable after the execution of this Agreement, ProNet shall prepare and file with the SEC a Registration Statement containing a joint Proxy Statement/Prospectus (the "PROXY STATEMENT/PROSPECTUS") for stockholders of the Company and ProNet in connection with (i) the registration under the Securities Act of the offer, sale and delivery of ProNet Common Stock and, if required by the Securities Act, the Assumed Warrants that have been previously registered by Company under the Securities Act to be issued in the Merger and (ii) the vote of the requisite percentage of the stockholders of the Company and ProNet with respect to the Merger and this Agreement. ProNet and the Company shall each use all reasonable efforts to cause the Registration Statement to become effective as promptly as practicable, and shall take any action required to be taken in order to comply with any applicable federal or state securities laws in connection with the issuance of shares of ProNet Common Stock in the Merger. ProNet and the Company shall each furnish all information concerning itself, its subsidiaries and the holders of its capital stock as the other may reasonably request in connection with such actions. As promptly as practicable after the Registration Statement shall have become effective, the Company and ProNet shall mail (the "MAILING DATE") the Proxy Statement/Prospectus to the holders of Company Common Stock, Company Series A Preferred Stock, Common Stock Warrants, or ProNet Common Stock, as the case may be, of record at least 20 calendar days prior to the Company Stockholders' Meeting and the ProNet Stockholders' Meeting. It shall be a condition to the mailing of the Proxy Statement/Prospectus that ProNet and the Company shall have received the comfort letters described in Section 6.11 of this Agreement. The Proxy Statement/Prospectus shall include the recommendation of the Board of Directors of the Company and ProNet in favor of the Merger.

         (b) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein not misleading and (ii) the Proxy Statement/Prospectus will, at the Mailing Date and at the time of the Company Stockholders' Meeting and the ProNet Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. If at any time prior to the Company Stockholders' Meeting or the ProNet Stockholders' Meeting any event or circumstance relating to the Company or any of its affiliates, or its or their respective officers or directors, should be discovered by the Company that should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, the Company shall promptly inform ProNet. All documents that the Company is responsible for filing with any Governmental Entity in connection with the transactions contemplated hereby, including without limitation the Proxy Statement/Prospectus to the extent that the information contained therein relates to the Company and its subsidiaries or the transactions contemplated hereby, will comply as to form in all material respects with the provisions of applicable law, including applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder, and each such document required to be filed with any Governmental Entity other than the SEC will comply with the provisions of applicable law as to the information required to be contained therein.

         (c) None of the information supplied or to be supplied by ProNet for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement/Prospectus will, at the Mailing Date and at the time of the Company Stockholders' Meeting and the ProNet Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading. If at any time prior to the Company Stockholders' Meeting or the ProNet Stockholders' Meeting any event or circumstance relating to ProNet or any of its affiliates, or its or their respective officers or directors, should be discovered by ProNet that should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, ProNet shall promptly inform the Company. All documents that ProNet is responsible for filing with any Governmental Entity in connection with the transactions contemplated hereby, including without limitation the Registration Statement to the extent that the information contained therein relates to ProNet and its subsidiaries or the transactions contemplated hereby, will comply as to form in all material respects with the provisions of applicable law, including applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder, and each such document required to be filed with any Governmental Entity other than the SEC will comply with the provisions of applicable law as to the information required to be contained therein.

    SECTION 6.03.  APPROPRIATE ACTION; CONSENTS; FILINGS.

         (a) The Company and ProNet shall each use, and shall cause each of their respective subsidiaries to use, all reasonable efforts promptly
    (i) to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, (ii) to obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by the Company or ProNet, respectively, or any of their respective subsidiaries in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the Merger, and (iii) to make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act and the rules and regulations thereunder, and any other applicable federal or state securities laws, (B) the HSR Act, (C) the Communications Act and (D) any other applicable Law; and ProNet and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the nonfiling party and its advisors prior to filing and, if requested, shall accept all reasonable additions, deletions or changes suggested in connection therewith. The Company and ProNet shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.

         (b) ProNet and the Company agree, and shall cause each of their respective subsidiaries, to cooperate and to use all reasonable efforts to contest and resist any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "ORDER") that is in effect and that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal and all available legislative action. ProNet and the Company also agree to take any and all reasonable actions, including, without limitation, the disposition of assets or the withdrawal from doing business in particular jurisdictions, required by regulatory authorities as a condition to the granting of any approvals required in order to permit the consummation of the Merger or as may be required to avoid, lift, vacate or reverse any legislative or judicial action that would otherwise cause any condition to Closing not to be satisfied; PROVIDED, HOWEVER, that in no event shall either party take, or be required to take, any action that could reasonably be expected to have a Company Material Adverse Effect or a ProNet Material Adverse Effect.

         (c) The Company and ProNet shall each promptly give (or shall cause their respective subsidiaries to give) any notices regarding the Merger, this Agreement or the transactions contemplated hereby to third parties required by Law or by any material contract, license, lease or other material agreement to which it is a party or by which it is bound, and use, and cause its subsidiaries to use, all reasonable efforts to obtain any third party consents (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (ii) otherwise required under any contracts, licenses, leases or other agreements in connection with the consummation of the transactions contemplated by this Agreement or
    (iii) required to prevent a Company Material Adverse Effect or a ProNet Material Adverse Effect, respectively, from occurring.

         (d) If any party shall fail to obtain any third party consent described in subsection (c) above, such party shall use all reasonable efforts, and shall take any such actions reasonably requested by the other parties, to limit the adverse effect upon the Company and ProNet, their respective subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result, from the failure to obtain such consent.

    SECTION 6.04.  AFFILIATES; TAX TREATMENT.

         (a) The Company shall use all reasonable efforts to obtain and deliver to ProNet an executed letter agreement, substantially in the form of EXHIBIT A hereto, (i) by the earlier of August 31, 1996 and the Closing Date, from each person identified as an affiliate of the Company in Section
    3.12 of the Company Disclosure Schedule, and (ii) by the Closing Date, from any other person who is an affiliate of the Company on the Closing Date; provided that no such letter agreement shall be required from any such person who does not own any capital stock of the Company on the Closing Date.

         (b) ProNet shall be entitled to place legends as specified in such letter agreement on the certificates evidencing any ProNet Common Stock to be received by such affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent of the ProNet Common Stock, consistent with the terms of such letter agreements.

         (c) Neither the Company nor ProNet nor any of their respective subsidiaries or other affiliates shall (i) knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code or (ii) knowingly enter into any contract, agreement, commitment or arrangement with respect to the foregoing.

         (d) At or before the Closing, ProNet shall provide an officer's certificate, in form and substance reasonably acceptable to ProNet, to Kirkland & Ellis to assist such counsel in rendering the written opinion provided for in Section 7.01(g) of this Agreement and the Company shall provide an officer's certificate, in form and substance reasonably satisfactory to the Company, to Vinson & Elkins L.L.P. to assist such counsel in rendering the written opinion provided for in Section 7.01(f) of this Agreement.

    SECTION 6.05. PUBLIC ANNOUNCEMENTS. The initial press release relating to this Agreement shall be a joint press release and thereafter, to the extent practicable, ProNet and the Company shall consult with each other before issuing any press release or otherwise making any written or electronic public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such written or electronic public statement prior to such consultation.

    SECTION 6.06. NASDAQ LISTING. ProNet shall use all reasonable efforts to cause the shares of ProNet Common Stock to be issued in the Merger to be approved for quotation on The Nasdaq Stock Market prior to the Effective Time.

    SECTION 6.07. STATE TAKEOVER STATUTES. The Company will take all steps necessary to exempt the transactions contemplated by this Agreement from, and if necessary challenge the validity of, any applicable state takeover law, including, without limitation, Section 203 of Delaware Law. The Company shall take all actions necessary under Delaware Law, including approving the transactions contemplated by this Agreement and the Voting Agreement, to ensure that the prohibitions on business combinations set forth in Section 203 of Delaware Law do not, or will not, apply to the transactions contemplated by this Agreement.

    SECTION 6.08.  ASSUMPTION OF OBLIGATIONS TO ISSUE STOCK.

         (a) At the Effective Time, automatically and without any action on the part of the holder thereof, (i) each then outstanding stock option (other than options under which an Affiliated Stockholder is an optionee) shall be assumed by ProNet and shall become an option to purchase that number of shares of ProNet Common Stock obtained by multiplying the number of shares of Company Common Stock issuable upon the exercise of such option by the Public Stockholder Common Stock Exchange Ratio at an exercise price per share equal to the per share exercise price of such option divided by the Public Stockholder Common Stock Exchange Ratio and otherwise upon the same terms and conditions as such outstanding options to purchase Company Common Stock, and (ii) each then outstanding stock option under which an Affiliated Stockholder is an optionee shall be assumed by ProNet and shall become an option to purchase that number of shares of ProNet Common Stock obtained by multiplying the number of shares of Company Common Stock issuable upon the exercise of such option by the Affiliated Stockholder Common Stock Exchange Ratio at an exercise price per share equal to the per share exercise price of such option divided by the Affiliated Stockholder Common Stock Exchange Ratio and otherwise upon the same terms and conditions as such outstanding options to purchase Company Common Stock; provided, however, that in the case of any option to which Section 421 of the Code applies by reason of the qualifications under Section 422 or 423 of such Code, the exercise price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code.

         (b) At the Effective Time, automatically and without any action on the part of the holder thereof, (i) each then outstanding Common Stock Warrant (other than Common Stock Warrants held of record or beneficially by the Affiliated Stockholders) shall be assumed by ProNet and shall become a warrant to purchase that number of shares of ProNet Common Stock obtained by multiplying the number of shares of Company Common Stock issuable upon the exercise of such Common Stock Warrant by the Public Stockholder Common Stock Exchange Ratio at an exercise price per share equal to the per share exercise price of the Common Stock Warrant divided by the Public Stockholder Common Stock Exchange Ratio and otherwise upon the same terms and conditions as such outstanding Common Stock Warrant and (ii) each then outstanding Common Stock Warrant held of record or beneficially by an Affiliated Stockholder shall be assumed by ProNet and shall become a warrant to purchase that number of shares of ProNet Common Stock obtained by multiplying the number of shares of Company Common Stock issuable upon the exercise of such Common Stock Warrant by the Affiliated Stockholder Common Stock Exchange Ratio at an exercise price per share equal to the per share exercise price of the Common Stock Warrant divided by the Affiliated Stockholder Common Stock Exchange Ratio and otherwise upon the same terms and conditions as such outstanding Common Stock Warrant.

         (c) ProNet shall take all corporate actions necessary to reserve for issuance a sufficient number of shares of ProNet Common Stock for delivery upon exercise of the stock options assumed by ProNet pursuant to Section 6.08(a) above (the "ASSUMED STOCK OPTIONS") and any warrants assumed by ProNet pursuant to Section 6.08(b) (the "ASSUMED WARRANTS").

         (d) As promptly as practicable after the Effective Time, but in no event later than 90 days after the Effective Time, ProNet shall file a Registration Statement on Form S-8 (or any successor or other appropriate forms) with respect to the shares of ProNet Common Stock subject to the Assumed Stock Options and shall use its best efforts to maintain the effectiveness of such registration statement for so long as such Assumed Stock Options remain outstanding.

         (e) Each of the Stock Option Plans and Common Stock Warrants providing for the issuance or grant of Assumed Stock Options or Assumed Warrants shall be assumed as of the Effective Time by ProNet with such amendments thereto as may be required to reflect the Merger.

    SECTION 6.09. MERGER SUB. Prior to the Effective Time, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement and will not have any assets (other than a DE MINIMIS amount of cash paid to Merger Sub for the issuance of its stock to ProNet) or liabilities.

    SECTION 6.10.  INDEMNIFICATION AND INSURANCE.

         (a) The Company hereby indemnifies and holds harmless ProNet and its directors and officers who sign the Registration Statement, from and against any loss, claim, damage, cost, liability, obligation or expense (including reasonable attorneys' fees and costs of investigation) to which any such indemnified party may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such loss, claim, damage, cost, liability, obligation or expense or actions in respect thereof arises out of or is based upon any untrue statement or alleged untrue statement of a material fact supplied by such indemnifying party and contained or incorporated by reference in the Registration Statement or Proxy Statement/Prospectus or arises out of or is based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein with respect to such indemnifying party not misleading or, in the case of the Proxy Statement/Prospectus, necessary to make the statements therein with respect to such indemnifying party, in light of the circumstances under which they were made, not misleading.

         (b) ProNet hereby indemnifies and holds harmless the Company and its directors and officers from and against any loss, claim, damage, cost, liability, obligation or expense (including reasonable attorneys' fees and costs of investigation) to which any such indemnified party may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such loss, claim, damage, cost, liability, obligation or expense or actions in respect thereof arises out of or is based upon any untrue statement or alleged untrue statement of a material fact relating supplied by such indemnifying party and contained or incorporated by reference in the Registration Statement or the Proxy Statement/Prospectus or arises out of or is based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein with respect to such indemnifying party not misleading or, in the case of the Proxy Statement/Prospectus, necessary to make the statements therein with respect to such indemnifying party, in light of the circumstances under which they were made, not misleading.

         (c) The Company and ProNet agree that, for a period of four years after the Closing Date:

              (i) ProNet shall cause the Surviving Corporation to keep in effect provisions in the Surviving Corporation's Certificate of Incorporation and Bylaws providing for exculpation of director and officer liability and indemnification of officers and directors to the fullest extent permitted under Delaware Law, which provisions shall be acceptable to the Company, and which provisions shall not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the right of indemnification or exculpation. ProNet hereby guarantees the performance by the Surviving Corporation of all of the Surviving Corporation's obligations to provide indemnification.

              (ii) Prior to the Effective Time, the Company shall be entitled to purchase officers' and directors' liability insurance policies, provided that the amount of liabilities covered thereby shall not exceed $5,000,000 and provided further that the initial annual premium with respect to such policies shall not exceed $210,000. ProNet shall cause the Surviving Corporation to, at the Effective Time, purchase a six year run-off policy from the same carrier as the carrier in effect at the Effective Time (which price for such run-off policy shall not exceed $400,000) and to not terminate such policy prior to the sixth anniversary of the Effective Time;

              (iii) In addition to and without limiting the foregoing provisions of this Section 6.10(c), but subject in all respects of the remaining provisions of this Section 6.10(c)(iii), ProNet shall, to the fullest extent permitted under Delaware Law, indemnify, pay on behalf of, defend and hold harmless the current officers and directors of the Company (collectively, the "INDEMNIFIED PARTIES") against all losses, expenses, claims, damages, liabilities or amounts (including without limitation costs of defense, enforcement of rights hereunder and reasonable legal fees and expenses) that are paid in settlement of, or otherwise incurred in connection with, any claim, action, suit, proceeding or investigation by reason of the fact that such Indemnified Party was a director or officer of the Company prior to the Effective Time and arising out of or in any way relating to the transactions contemplated hereby (a "CLAIM") and shall pay expenses in advance of the final disposition of any such Claim to each Indemnified Party upon receipt from the Indemnified Party to whom expenses are advanced of an undertaking as required by Delaware Law to repay such advances if legally required to do so. Notwithstanding the foregoing, as a condition to such indemnification and payment of expenses, each Indemnified Party shall, prior to any such indemnification or payment by ProNet, use reasonable efforts (A) to be indemnified, defended and held harmless, and receive payment for such expenses, with respect to such Claims by (1) the Company and (2) any other entity that reasonably could be expected to provide such indemnification and payment of expenses (the Company and such other entities being called herein the "OTHER INDEMNIFYING PARTIES") and (B) to be reimbursed or otherwise paid for any such amounts pursuant to (1) the policy or policies of insurance currently maintained by the Company or purchased by the Company pursuant to Section 6.10(c)(ii) hereof or (2) any other policies of insurance that reasonably could be expected to provide such coverage. In the event and to the extent that an Indemnified Party is so indemnified and held harmless, and/or receives payment for such expenses, by an Other Indemnifying Party or is reimbursed or is otherwise paid by the issuer of any such policies, ProNet shall not be obligated hereunder, and no third party (including, without limitation, any Other Indemnifying Party or insurer) shall be entitled to any subrogation or other rights against ProNet. For purposes of this Section 6.10(c)(iii), in the event any Claim is brought against any Indemnified Party, ProNet shall be entitled to participate therein at its own expense. In such event, the Indemnified Parties shall cooperate with and provide all information reasonably requested by ProNet. In the event that the defense of such Claim is not assumed by an Other Indemnifying Party, ProNet may, at its option (provided that (i) such Claim does not involve a criminal matter and (ii) ProNet acknowledges to the Indemnified Party in writing that it will indemnify the Indemnified Party without reservation of rights other than subrogation rights against third parties), assume the defense of any Claim, with counsel reasonably satisfactory to the Indemnified Party. After notice from ProNet to the Indemnified Party of the election by ProNet to assume the defense thereof, ProNet shall not be liable to the Indemnified Party under this Section 6.10(c)(iii) for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof except for reasonable costs of investigation or otherwise as provided below. The Indemnified Party shall have the right to employ separate counsel in connection with such Claim, but the fees and expenses of such counsel incurred after notice from ProNet of its assumption of the defense thereof shall be at the expense of the Indemnified Party unless
         (a) the employment of counsel by the Indemnified Party has been authorized by ProNet, (b) the Indemnified Party shall have reasonably concluded that there is, under applicable standards of professional conduct, an actual conflict between the interests of ProNet and the Indemnified Party in the conduct of the defense of such action, (c) ProNet shall not have employed counsel to assume the defense of such action, or (d) ProNet shall not be vigorously defending such claims, in each of which cases the reasonable fees and expenses of the Indemnified Party's separate counsel shall be at the expense of ProNet. In any case where the expense of defending a Claim is to be borne by ProNet, the Indemnified Parties as a group shall be entitled to no more than one law firm (in addition to local counsel) to represent them with respect to such

         Claim unless there are, under applicable standards of professional conduct (as reasonably determined by counsel to the Indemnified Parties), separate and distinct interests or legal positions of any two or more Indemnified Parties, in which event such additional counsel as may be reasonably required by reason of such separate or distinct interests or legal positions may be retained by the Indemnified Parties. ProNet shall not be liable to indemnify the Indemnified Parties under this Section 6.10(c)(iii) for any amounts paid in any settlement of any Claim if such settlement is effected without ProNet's written consent, which consent shall not be unreasonably withheld. ProNet shall be permitted to settle any Claim, except that ProNet shall not settle any Claim (i) without first acknowledging to the Indemnified Party in writing that it will indemnify the Indemnified Party without reservation of rights other than subrogation rights against third parties and (ii) in any manner which would impose any non-monetary penalty or material limitation (or any monetary penalty with respect to which the Indemnified Party is not entitled to indemnification pursuant to this Section 6.10(c)(iii)) on the Indemnified Party without the Indemnified Party's consent. Any Indemnified Party wishing to claim indemnification under this Section 6.10(c)(iii) upon learning of any such Claim shall promptly notify ProNet (although the failure so to notify ProNet shall not relieve ProNet from any liability that ProNet may have under Section 6.10(c)(iii), except to the extent such failure materially prejudices ProNet's position with respect to such Claim), and shall deliver to ProNet the undertaking specified above in this
         Section 6.10(c)(iii).

              (iv) The provisions of this Section 6.10(c) are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute or bylaw, and shall operate for the benefit of, and shall be enforceable by, each party entitled to indemnification hereunder, his heirs and his representatives.

         SECTION 6.11.  COMFORT LETTERS.

         (a) The Company shall use all reasonable commercial efforts to cause Ernst & Young, L.L.P. to deliver a letter, dated as of the date of the Proxy Statement/Prospectus, and addressed to the Company and ProNet and their respective Boards of Directors, in form and substance reasonably satisfactory to ProNet and customary in scope and substance for agreed upon procedures letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Proxy Statement/Prospectus.

         (b) ProNet shall use all reasonable commercial efforts to cause Ernst & Young, L.L.P. to deliver a letter dated as of the date of the Proxy Statement/Prospectus, and addressed to ProNet and the Company and their respective Boards of Directors, in form and substance reasonably satisfactory to the Company and customary in scope and substance for agreed upon procedures letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Proxy Statement/Prospectus.

                                ARTICLE VII.

                             CLOSING CONDITIONS

    SECTION 7.01. CONDITIONS TO OBLIGATIONS OF EACH PARTY UNDER THIS AGREEMENT. The respective obligations of each party to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of the following conditions (any or all of which may be waived by the parties hereto in writing, in whole or in part, to the extent permitted by applicable Law):

         (a) EFFECTIVENESS OF THE REGISTRATION STATEMENT. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC.

         (b) STOCKHOLDER APPROVAL. The Merger and this Agreement shall have been approved and adopted by the requisite vote of the stockholders of the Company and of ProNet.

         (c) NO ORDER. No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

         (d) HSR ACT. The applicable waiting period under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated.

         (e) COMMUNICATIONS ACT. The applications for transfer of the FCC Licenses and the other transactions contemplated herein shall have been approved by Final Order of the FCC pursuant to Section 3.10(d) of the Communications Act.

         (f) PRONET TAX OPINION. ProNet shall have received from Vinson & Elkins L.L.P. a written opinion, dated as of the Mailing Date, to the effect that the Merger, when effected in accordance with this Agreement, will qualify as a reorganization under Section 368(a) of the Code and ProNet, Merger Sub and the Company will constitute parties to such reorganization, and a copy of such opinion shall have been delivered to the Company.

         (g) COMPANY TAX OPINION. The Company shall have received from Kirkland & Ellis a written opinion, dated as of the Mailing Date, to the effect that the Merger, when effected in accordance with this Agreement, will qualify as a reorganization under Section 368(a) of the Code and ProNet, Merger Sub and the Company will constitute parties to such reorganization, and a copy of such opinion shall have been delivered to ProNet.

         (h) NASDAQ APPROVAL. The shares of ProNet Common Stock to be issued in the Merger shall have been approved for quotation on The Nasdaq Stock Market.

    SECTION 7.02. ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE PRONET COMPANIES. The obligations of the ProNet Companies to effect the Merger and the other transactions contemplated by this Agreement are also subject to the following conditions (any or all of which may be waived by ProNet in writing, in whole or in part):

         (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Company contained in this Agreement shall have been true and correct in all material respects as of the date made. The ProNet Companies shall have received a certificate of the President and the Chief Executive Officer of the Company, in their capacities as such, dated the Closing Date, to the effect that each of the representations and warranties of the Company contained in this Agreement were true and correct in all material respects as of the date made.

         (b) AGREEMENTS AND COVENANTS. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The ProNet Companies shall have received a certificate of the President and the Chief Executive Officer of the Company, in their capacities as such, dated the Closing Date, to such effect.

         (c) CONSENTS. All consents, authorizations, orders and approvals of, or filings or registrations with, any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on either (i) the business of ProNet and its subsidiaries, taken as a whole, following the Effective Time or (ii) the business of the Company and its subsidiaries, taken as a whole.

         (d) EXERCISE OF SERIES B PREFERRED STOCK WARRANTS. All of the Series B Preferred Stock Warrants shall have been exercised in full.

    SECTION 7.03. ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to effect the Merger and the other transactions contemplated hereby are also subject to the following conditions (any or all of which may be waived by the Company in writing, in whole or in part):

         (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the ProNet Companies contained in this Agreement shall have been true and correct in all material respects as of the date made. The Company shall have received a certificate of the President and the Chief Financial Officer of each of the ProNet Companies, in their capacities as such, dated as of the Effective Time, to the effect that each of the representations and warranties of the Company contained in this Agreement were true and correct in all material respects as of the date made.

         (b) AGREEMENTS AND COVENANTS. The ProNet Companies shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time. The Company shall have received a certificate of the President and the Chief Financial Officer of each of the ProNet Companies, in their capacities as such, dated the date of the Effective Time, to that effect.

         (c) CONSENTS. All consents, authorizations, orders and approvals of, or filings or registrations with, any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the business of ProNet and its subsidiaries, taken as a whole, following the Effective Time.


                               ARTICLE VIII.

                     TERMINATION, AMENDMENT AND WAIVER

    SECTION 8.01. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the stockholders of the Company and/or ProNet:

         (a)  by mutual written consent of ProNet and the Company;

         (b) by ProNet, if any representation or warranty of the Company contained in this Agreement was not true and correct in all material respects as of the date made or upon a material breach of any covenant or agreement on the part of the Company set forth in this Agreement, in either case such that the conditions set forth in Section 7.02(a) or Section 7.02(b) of this Agreement would not be satisfied (a "TERMINATING COMPANY BREACH");

         (c) by the Company, if any representation or warranty of ProNet contained in this Agreement was not true and correct in all material respects as of the date made or upon a material breach of any covenant or agreement on the part of the ProNet Companies set forth in this Agreement, in either case such that the conditions set forth in Section 7.03(a) or
    Section 7.03(b) of this Agreement would not be satisfied (a "TERMINATING PRONET BREACH");

         (d) by either ProNet or the Company, if there shall be any Order which is final and nonappealable preventing the consummation of the Merger, unless the party seeking to terminate this Agreement has not complied with its obligations under Section 6.03(b) of this Agreement;

         (e) by the Company, if the stockholders of ProNet shall not have approved the Merger and this Agreement on or before the last day of a period that is 20 business days and seven calendar days following the date on which ProNet places in the mail the Proxy Statement/Prospectus for delivery to the stockholders of ProNet and the Company, and by either ProNet or the Company, if the Merger shall not have been consummated before September 15, 1996; provided, however, that this Agreement may be extended by ProNet to a date not later than November 15, 1996, if the failure to consummate the Merger by September 15, 1996 shall have resulted from (i) the failure to receive any consents or approvals required under the Communications Act on or before September 14, 1996, or (ii) the failure of the SEC to declare the Registration Statement effective on or before August 9, 1996, by ProNet's giving written notice of such extension to the Company by September 15, 1996, and, upon execution of the escrow agreement described below, depositing the sum of $2,000,000 (the "Deposit") into an escrow account to be established with NationsBank Texas, N.A., as escrow agent (the "Escrow Agent"), pursuant to the terms of an escrow agreement on the Escrow Agent's standard form to be entered into by and among ProNet, the Company and the Escrow Agent, which escrow agreement shall provide that
    (i) ProNet shall be entitled to receive the Deposit and all accrued interest thereon if either (A) the Merger is consummated on or before November 15, 1996 or (B) ProNet terminates this Agreement pursuant to
    Section 8.01(b) as a result of a Terminating Company Breach occurring after ProNet's giving such written notice of extension and there shall not have occurred a Terminating ProNet Breach and (ii) the Company shall be entitled to receive the Deposit and all accrued interest thereon if this Agreement is terminated for any reason other than as set forth in clause (i)(B) above;

         (f) by either ProNet or the Company, if the Merger and this Agreement, when presented to the holders of Company Common Stock, Company Series A Preferred Stock or the Company Series B Preferred Stock or the holders of the ProNet Common Stock for their consideration, whether by vote or by consent, shall fail to receive the requisite vote or consent for approval and adoption by the stockholders of the Company or ProNet;

         (g) by ProNet, if (i) the Board of Directors of the Company withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to the ProNet Companies or shall have resolved to do any of the foregoing or the Board of Directors of the Company shall have recommended to the stockholders of the Company any Competing Transaction or resolved to do so; or (ii) a tender offer or exchange offer for outstanding shares of Company Common Stock is commenced, and the Board of Directors of the Company does not recommend that stockholders not tender their shares into such tender or exchange offer;

         (h) by the Company, if the Board of Directors of ProNet withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to the Company or shall have resolved to do any of the foregoing;

         (i) by the Company if all of the following conditions are met: (i) the Average Closing Price is less than $20.75; (ii) the Company notifies ProNet in writing prior to 5:00 p.m. Dallas, Texas time on the business day immediately preceding the scheduled Closing Date (as provided in Section 1.02 hereof) that the Company elects to terminate this Agreement pursuant to this Section 8.01(i); and (iii) by 5:00 p.m. Dallas, Texas time on the second business day following ProNet's receipt of the written notice described in the immediately preceding clause (ii), ProNet does not notify the Company in writing that ProNet elects to exercise its Termination Blocking Option. As used herein, "TERMINATION BLOCKING OPTION" means ProNet's option to provide additional shares of ProNet Common Stock so that the Affiliated Stockholder Common Stock Exchange Ratio shall be equal to the quotient obtained by dividing $4.26 by the Average Closing Price;

         (j) by the Company if ProNet shall not have filed the Registration Statement with the SEC by June 15, 1996, unless there shall have occurred a Terminating Company Breach which breach shall have caused ProNet's failure to file the Registration Statement by such date;

         (k) by the Company if ProNet shall not have mailed to the stockholders of ProNet and the Company the Proxy Statement/Prospectus within five calendar days of the SEC's declaration of the effectiveness of the Registration Statement unless there shall have occurred a Terminating Company Breach which breach shall have caused ProNet's failure to mail the Proxy Statement/Prospectus by such date;

         (l) by the Company, if both Jackie R. Kimzey and David J. Vucina shall have ceased to be employed by ProNet for any reason (whether voluntary or involuntary) other than their death or disability;

         (m) by the Company, if prior to the date that ProNet places in the mail the Proxy Statement/Prospectus for delivery to the stockholders of ProNet and the Company (the "Mailing Date"), there shall have been a material adverse change in the financial condition, results of operation or business of ProNet and its subsidiaries taken as a whole; provided however, that the foregoing right to terminate this Agreement shall be deemed waived if it is not exercised by written notice to ProNet prior to the Mailing Date;

         (n) by ProNet, if prior to the Mailing Date there shall have been a material adverse change in the financial condition, results of operation or business of the Company and its subsidiaries taken as a whole; provided however, that the foregoing right to terminate this Agreement shall be deemed waived if it is not exercised by written notice to the Company prior to the Mailing Date;

         (o) by the Company, if ProNet shall refuse to consummate the Merger on the second business day following the day on which the last to be fulfilled or waived of the conditions set forth in Article VII shall be fulfilled or waived in accordance herewith (other than the conditions with respect to actions the respective parties hereto will take at the Closing); or

         (p) by ProNet, if the Company shall refuse to consummate the Merger on the second business day following the day on which the last to be fulfilled or waived of the conditions set forth in Article VII shall be fulfilled or waived in accordance herewith (other than the conditions with respect to actions the respective parties hereto will take at the Closing).

    SECTION 8.02. EFFECT OF TERMINATION. Except as provided in Section 5.05(d), Section 8.05 and Section 9.01 of this Agreement, in the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, there shall be no liability on the part of the ProNet Companies or the Company or any of their respective officers or directors to the other and all rights and obligations of any party hereto shall cease, except that nothing herein shall relieve any party from its obligations with respect to any breach of this Agreement.

    SECTION 8.03. AMENDMENT. This Agreement may be amended by the Company and ProNet by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; PROVIDED, HOWEVER, that, after approval of the Merger by the stockholders of the Company or the stockholders of ProNet, any such amendment shall be subject to the provisions of Section 251 of Delaware Law. This Agreement may not be amended except by an instrument in writing signed by the Company and ProNet.

    SECTION 8.04. WAIVER. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, (b) waive any inaccuracies in the representations and warranties of the other party or parties contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party or parties with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. For purposes of this Section 8.04, the ProNet Companies as a group shall be deemed to be one party.

    SECTION 8.05.  FEES, EXPENSES AND OTHER PAYMENTS.

         (a) All Expenses (as defined in paragraph (b) of this Section 8.05) incurred by the parties hereto shall be borne solely and entirely by the party which has incurred such Expenses; PROVIDED, HOWEVER, that the ProNet Companies as a group shall each be responsible for paying two-thirds of all Expenses related to printing, filing (including FCC filing fees) and mailing the Registration Statement and the Proxy Statement/Prospectus and all SEC, HSR Act and other regulatory filing fees incurred in connection with the Registration Statement and the Proxy Statement/Prospectus (other than fees and disbursements of counsel, accountants and investment bankers) and the Company shall be responsible for paying one-third of all such Expenses.

         (b) "EXPENSES" as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration
    Statement and the Proxy Statement/Prospectus, the solicitation of stockholder approvals and all other matters related to the consummation of the transactions contemplated hereby.

         (c)  The Company agrees that if:

              (i) this Agreement is terminated pursuant to Section 8.01(f) and prior to such termination the Company's stockholders have not voted not to adopt this Agreement either by written consent or at the Company Stockholders' Meeting and, prior to the presentment of the Merger and this Agreement to the holders of Company Common Stock pursuant to Section 6.01 herein, the Company after the date hereof shall have furnished information to, or entered into discussions or negotiations with, any person or entity with respect to a Competing Transaction and the Board of Directors of the Company shall not have reaffirmed its recommendation to the stockholders of the Company with respect to the transactions contemplated by this Agreement by the time of such presentment;

              (ii) (A) prior to the Effective Time, a court of competent jurisdiction, pursuant to any order, decree, injunction or other action, enjoins or otherwise prohibits ProNet's enforcement of its rights to enforce the Voting Agreement or this Agreement and/or determines that the covenants of the Company contained in Section 5.03(g) hereof are invalid, illegal or unenforceable in any respect,
         (B) there has not occurred a Terminating ProNet Breach as determined by the court referenced in the immediately preceding clause (A) concurrently with the issuance of the injunction or prohibition or the rendering of the determination referenced in such clause (A) (which determination shall be based upon the party seeking such determination having sustained the burden of proof with respect to such issue) and
         (C) within 275 days after the issuance, rendering or taking of such order, decree, injunction or other such action, a Competing Transaction is consummated pursuant to which the per share consideration to be received by the holders of any class of outstanding capital stock of the Company is higher than the per share consideration to be received by such stockholders pursuant to the terms of this Agreement (it being understood that the per share consideration being paid to the holders of the Company Common Stock shall be deemed to be $5.50 for purposes of this paragraph) or any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "GROUP" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder), shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, outstanding shares of capital stock of the Company then representing more than 30% of the combined power to vote generally for the election of directors;

              (iii)     ProNet terminates this Agreement pursuant to
         Section 8.01(g) hereof; or

              (iv) (A) ProNet terminates this Agreement pursuant to Section 8.01(b) (provided that at the time of such termination ProNet is not in material breach of any material term hereof) and (B) within 275 days after such termination (1) a Competing Transaction is consummated pursuant to which the per share consideration to be received by the holders of any class of outstanding capital stock of the Company is higher than the per share consideration to be received by such stockholders pursuant to the terms of this Agreement (it being understood that the per share consideration being paid to the holders of the Company Common Stock shall be deemed to be $5.50 for purposes of this paragraph) or (2) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "GROUP" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder), shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, outstanding shares of capital stock of the Company then representing more than 30% of the combined power to vote generally for the election of directors;

    then in any such case the Company shall pay to ProNet $3,500,000.

         (d) Any payment required to be made pursuant to Section 8.05(c) of this Agreement shall be made as promptly as practicable but not later than 20 business days after termination of this Agreement, and shall be made by wire transfer of immediately available funds to an account designated by ProNet. Such payment shall not relieve the Company of the obligation it may have if the agreement is terminated because of a Terminating Company Breach.

         (e) The parties hereto agree and acknowledge that upon a termination of this Agreement by the Company pursuant to any of Sections 8.01(c), (h),
    (j), (k) or (o) hereof, or upon any Terminating ProNet Breach the Company shall be entitled to any damages whether at law or at equity as a court of competent jurisdiction may determine.

                                     ARTICLE IX.

                                  GENERAL PROVISIONS

    SECTION 9.01.  EFFECTIVENESS OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.


         (a) Except as set forth in Section 9.01(b) of this Agreement, the representations, warranties, covenants and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers, directors, representatives or agents whether prior to or after the execution of this Agreement.

         (b) The representations, warranties, covenants and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Article VIII, except that the agreements set forth in Articles I and II and Sections 6.08 and

     6.10 shall survive the Effective Time and those set forth in Sections 5.05(d), 8.02 and 8.05 and Article IX hereof shall survive termination.

    SECTION 9.02. NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given upon receipt, if delivered personally, sent by nationally recognized overnight courier service, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses ( or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

         (a)  If to either of the ProNet Companies, to:

              ProNet Inc.
              6340 LBJ Freeway
              Dallas, Texas  75240
              Attention:  Chief Executive Officer
              General Counsel
              Telecopier No.:  (214) 774-0651

         with copies to:

              Vinson & Elkins L.L.P.
              3700 Trammell Crow Center
              2001 Ross Avenue
              Dallas, Texas  75201-2975
              Attention:  Jeffrey A. Chapman
              Telecopier No.: (214) 220-7716

              Gurman, Blask & Freedman
              Suite 500
              1400 Sixteenth Street, N.W.
              Washington, D.C.
              Attention: Jerome K. Blask
              Telecopier No.:  (202) 462-1784

         (b)  If to the Company, to:

              Teletouch Inc.
              110 North College, Suite 200
              Tyler, Texas  75202
              Attention:  Chief Executive Officer
              Telecopier No.:  (903) 595-8853
         with copies to:

              Kirkland & Ellis
              200 East Randolph Drive
              Chicago, Illinois  60601
              Attention:  William S. Kirsch, P.C.
              Telecopier No.: (312) 861-2200

              Bracewell & Patterson, L.L.P.
              711 Louisiana Street
              Suite 2900
              Houston, Texas  77002
              Attention:  Thomas D. Manford, III
              Telecopier No.:  (713) 221-1212

              DeMartino, Finkelstein, Rosen & Virga
              1818 N. Street, N. W., Suite 400
              Washington, D.C.  20036
              Attention:  Ralph DeMartino
              Telecopier No.:  (202) 659-1290

              Blooston, Mordofsky, Jackson & Dickens
              2120 L Street, N.W., Suite 300
              Washington, D.C.  20037
              Attention:  Harold Mordofsky
              Telecopier No.:  (202) 828-5520

    SECTION 9.03. CERTAIN DEFINITIONS. For the purposes of this Agreement, the term:

         (a) "AFFILIATE" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

         (b) "BUSINESS DAY" means any day other than a day on which banks in the State of New York or the State of Texas are authorized or obligated to be closed;

         (c) "CONTROL" (including the terms "CONTROLLED," "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

         (d) "KNOWLEDGE" or "KNOWN" shall mean, with respect to any matter in question, if an executive officer of the Company or ProNet, as the case may be, has actual knowledge of such matter;

         (e) "PERSON" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act);

         (f) "PROXY STATEMENT/PROSPECTUS" or "JOINT PROXY STATEMENT/PROSPECTUS" shall mean a joint proxy statement/prospectus or joint information statement/prospectus included in the Registration Statement at the time the Registration Statement is declared effective under the Securities Act and meeting the requirements of Schedule 14A or
    Schedule 14C of the SEC's Proxy Rules promulgated pursuant to the Exchange
    Act:

         (g) "REGISTRATION STATEMENT" shall mean a registration statement of ProNet on Form S-4 filed with the SEC pursuant to the Securities Act for the purpose of registering thereunder the offering and sale of the ProNet Common Stock to be issued pursuant to the Merger;

         (h) "SIGNIFICANT SUBSIDIARY" means any subsidiary of the Company or ProNet, as the case may be, that would constitute a Significant Subsidiary of such party within the meaning of Rule 1-02 of Regulation S-X of the SEC;

         (i) "SUBSIDIARY" or "SUBSIDIARIES" of the Company, ProNet, the Surviving Corporation or any other person, means any corporation, partnership, joint venture or other legal entity of which the Company, ProNet, the Surviving Corporation or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity; and

         (j) "TAX" or "TAXES" shall mean any and all taxes, charges, fees, levies, assessments, duties or other amounts payable to any federal, state, local or foreign taxing authority or agency, including, without limitation,
    (i) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer and gains taxes, (ii) customs, duties, imposts, charges, levies or other similar assessments of any kind, and (iii) interest, penalties and additions to tax imposed with respect thereto.

    SECTION 9.04. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    SECTION 9.05. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

    SECTION 9.06. ENTIRE AGREEMENT. This Agreement (together with the Exhibits, the Company Disclosure Schedule and the ProNet Disclosure Schedule), constitute the entire agreement of the parties, and supersede all prior agreements and undertakings, both written and oral, among the parties, with respect to the subject matter of this Agreement.

    SECTION 9.07. ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise.

    SECTION 9.08. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and the beneficiaries of the provisions of Section 6.10 herein, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

    SECTION 9.09. FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are in addition to, and not exclusive of, any rights or remedies otherwise available.

    SECTION 9.10. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

    SECTION 9.11. COUNTERPARTS. This Agreement may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

    SECTION 9.12. SPECIFIC PERFORMANCE. The parties hereby acknowledge and agree that the failure of any party to this Agreement to perform the provisions in accordance with their specific terms or to otherwise breach such provisions, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties to this Agreement for which damages, even if available, will not be an adequate remedy. Accordingly, each of the parties hereto hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of any party's obligations, including an injunction to prevent breaches, and to the granting by any such court of the remedy of specific performance of the terms and conditions hereof.

    IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                             PRONET INC.


                             By: /s/ Jackie R. Kimzey
                             Name:   Jackie R. Kimzey
                             Title:  Chairman and Chief Executive Officer


                             PRONET SUBSIDIARY, INC.


                             By: /s/ Jackie R. Kimzey
                             Name:   Jackie R. Kimzey
                             Title:  Chairman and Chief Executive Officer


                             TELETOUCH COMMUNICATIONS, INC.


                             By: /s/ Robert M. McMurrey
                             Name:   Robery M. McMurrey
                             Title: Chief Executive Officer

                                       ANNEX A

                               Affiliated Stockholders


Continental Illinois Venture Corporation, a Delaware corporation
CIVC Partners I, a Delaware general partnership
GM Holdings, LLC, a Tennessee limited liability company
Rainbow Resources, Inc., a Texas corporation
Robert M. McMurrey
G. David Higginbotham
Marcus D. Wedner
Christopher J. Perry
V. William Archer
Charles C. Green
Clifford E. McFarland
Michael Rosen
Smith Barney Individual Retirement Account FBO:  Bruce C. Stevens
Smith Barney Individual Retirement Account FBO: Celeste G. Stevens Patricia K. Fleming Trust
Mark D. Fleming
Leonard G. Friedel
Andrew J. Bahnfleth